EXHIBIT 10.1

LEASE BETWEEN

250 PARK AVENUE, LLC,
as Landlord

and

CIFC CORP.,
as Tenant
PREMISES:
The entire rentable portion of the fourth (4th) floor at
250 Park Avenue
New York, New York

This draft lease, any other draft lease, and/or any correspondence, writings, communications or other documents delivered or exchanged between Landlord and Tenant shall in no event be deemed to be an offer or an agreement to lease or to enter into a lease on the terms set forth herein or otherwise and no lease, or agreement to lease, shall be binding on either Landlord or Tenant until executed and delivered by both parties.

TABLE OF CONTENTS

LEASE Article	Page No.

1.	COMMENCEMENT OF TERM:

2.	OCCUPANCY:

3.	RENT:

4.	DEFINITIONS:

5.	ADJUSTMENTS OF RENT:

6.	LATE PAYMENT CHARGE:

7.	ALTERATIONS:

8.	REPAIRS; SERVICES PROVIDED BY LANDLORD:

9.	WINDOW CLEANING:

10.	REQUIREMENTS OF LAW, FIRE INSURANCE, FLOOR LOAD:

11.	SUBORDINATION:

12.	PROPERTY LOSS, DAMAGE, REIMBURSEMENT, INDEMNITY:

13.	DESTRUCTION, FIRE AND OTHER CASUALTY:

14.	EMINENT DOMAIN:

15.	ASSIGNMENT, SUBLETTING, ETC.:

16.	ELECTRIC CURRENT:

17.	ACCESS TO PREMISES:

18.	VAULT, VAULT SPACE, AREA:

19.	BANKRUPTCY:

20.	DEFAULT:

21.	REMEDIES OF LANDLORD AND WAIVER OF REDEMPTION:

22.	FEES AND EXPENSES:

23.	NO REPRESENTATIONS BY LANDLORD:

24.	END OF TERM:

25.	QUIET ENJOYMENT:

26.	FAILURE TO GIVE POSSESSION:

27.	NO WAIVER:

28.	WAIVER OF TRIAL BY JURY:

29.	INABILITY TO PERFORM:

30.	CAPTIONS:

31.	ADJACENT EXCAVATION — SHORING:

32.	RULES AND REGULATIONS:

33.	SECURITY:

34.	SUCCESSORS AND ASSIGNS:

35.	INSURANCE:

36.	BROKERAGE:

37.	ESTOPPEL CERTIFICATE:

38.	HOLDING OVER:

39.	NOTICES:

40.	CERTAIN RIGHTS RESERVED TO LANDLORD:

41.	HAZARDOUS MATERIALS:

42.	LANDLORD’S WORK:

43.	RENEWAL OPTION:

44.	ROOFTOP EQUIPMENT:

45.	TERMINATION RIGHT:

46.	MISCELLANEOUS:

EXHIBIT A — LEASED PREMISES
EXHIBIT B — CLEANING SPECIFICATIONS
EXHIBIT C — RULES AND REGULATIONS
EXHIBIT D — FORM OF LETTER OF CREDIT
EXHIBIT E – LANDLORD’S BASE BUILDING WORK
EXHIBIT F – CONTRACTOR’S INSURANCE REQUIREMENTS
EXHIBIT G – CONSTRUCTION RULES AND REGULATIONS
EXHIBIT H – APPROVED CONTRACTORS
EXHIBIT I– HVAC SPECIFICATION
EXHIBIT J– TENANT’S SCHEMATIC PLAN

AGREEMENT OF LEASE, made as of this 16th day of September, 2011, between 250 PARK AVENUE, LLC, a Delaware limited liability company, having its principal place of business at c/o AEW Capital Management, L.P., World Trade Center East, Two Seaport Lane, Boston, Massachusetts 02210 ( “Landlord”), and CIFC CORP., a Delaware corporation, having an address at 250 Park Avenue, New York, New York 10177 (“Tenant”).

WITNESSETH:

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord certain space consisting of the entire rentable portion of the fourth (4th) floor, substantially as shown hatched on the floor plan annexed hereto as Exhibit A and made a part hereof (the “Premises”) in the building known as 250 Park Avenue, New York, New York (the “Building”; the Building, together with the land on which it is located (the “Land”) and all other improvements thereon being called the “Property”), on the terms and conditions hereinafter set forth.

The parties hereto, for themselves, their heirs, distributees, executors, administrators, legal representatives, successors and assigns, hereby covenant as follows:

COMMENCEMENT OF TERM:

1. (A) The term of this Lease (the “Term” or “term”) shall commence on the date upon which Landlord’s Base Building Work and Landlord’s Work (as such terms are hereinafter defined) has been substantially completed and possession of the Premises has been delivered to Tenant (the “Commencement Date”), and shall end on the date (the “Expiration Date”) which is the last day of the month preceding the month in which occurs the ten (10) year six (6) month anniversary of the Commencement Date or until such term shall sooner cease and terminate as herein provided. The Rent Commencement Date shall be the date as specified in Section 3(C) hereof. For the purposes hereof, Landlord’s Base Building Work and Landlord’s Work shall be deemed substantially complete notwithstanding the fact that minor or insubstantial details of construction, mechanical adjustment or decoration (if any) remain to be performed, the non-completion of which do not materially interfere with Tenant’s use of the Premises or Tenant’s ability to perform or continue Tenant’s Alterations. Landlord shall give Tenant notice of the Commencement Date on or prior to the date that is fifteen (15) days immediately preceding the Commencement Date.

(B) Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work and Landlord’s Base Building Work on or prior to the date which is four (4) months after receipt of the Final Plans (as hereinafter defined), but in no event shall Landlord be obligated to incur overtime or premium pay labor in connection therewith.

(C) Landlord shall accompany Tenant and/or Tenant’s representatives on walk-throughs of the Premises for purposes of confirming the substantial completion of Landlord’s Base Building Work and Landlord’s Work and developing a mutually agreeable list(s) of so-called “punch list(s) items” which have not been completed (collectively, “Punch List Items”). The parties agree to perform such walk-through(s) upon such mutually agreeable time(s) as is reasonably agreed upon by Landlord and Tenant. Tenant acknowledges that the Punch List Items, if any, may be performed in whole or part after the Commencement Date and may be performed during business hours and that the performance by Landlord of work relating to the Punch List Items may temporarily disturb Tenant’s quiet enjoyment of, and partially limit access to, the Premises. In connection with Landlord’s performance of the work for the Punch List Items, Landlord shall use commercially reasonable efforts to complete such work within sixty (60) days after the Commencement Date (subject to Force Majeure and Tenant Delay) and to minimize any interference with Tenant’s use of the Premises as a result thereof but in no event shall Landlord be obligated to incur overtime or premium pay labor in connection therewith (unless such interference entails a voluntary utility or service shut down during regular business hours). Landlord and Tenant shall cooperate with each other (and cause their contractors to cooperate) and shall keep each other apprised of their respective work so as to facilitate the scheduling, coordination and orderly progress of work relating to the Punch List Items and in such a manner to assure the prompt performance of all work, provided same does not cause unreasonable delays in the completion of the Punch List Items or cause the cost thereof to increase, other than to a de minimis extent.

(D) Subject to the terms of Section 1(C) hereof, Tenant shall accept possession of the Premises on the Commencement Date in its then “as is” condition, with Landlord’s Base Building Work and Landlord’s Work substantially completed and subject only to the completion by Landlord of the Punch List Items, if any. Landlord shall be under no obligation to make any changes, improvements, or alterations to the Premises other than Landlord’s Base Building Work and Landlord’s Work. Unless otherwise expressly provided herein, the taking of occupancy of the whole or any part of the Premises by Tenant shall be conclusive evidence as against Tenant that Tenant shall have accepted possession of the Premises and that the Premises shall be in good and satisfactory condition at the time such occupancy shall be so taken subject only to the completion of the Punch List Items, if any.

(E) Promptly after the occurrence of the Commencement Date, upon the request of either party, Landlord and Tenant will execute an agreement, hereafter referred to as the “Commencement Date Agreement” stating, among other things, the Commencement Date, the Rent Commencement Date and the stated Expiration Date. Tenant’s failure or refusal to sign the same shall in no event affect Landlord’s designation of the Commencement Date, the Rent Commencement Date, or the stated Expiration Date or any of Tenant’s obligations hereunder.

OCCUPANCY:

2. (A) Tenant agrees to use, occupy, operate and maintain the Premises for executive, administrative and general offices, trading desks and ancillary uses related thereto (collectively, the “Permitted Use”) and for no other purpose whatsoever without Landlord’s consent, which may be granted or denied in Landlord’s sole and absolute discretion. Without limiting the foregoing, in no event shall the Premises or any part thereof be used for any of the following:

(i) sale at retail of any products or materials;

(ii) the conduct of a public auction of any kind;

(iii) a branch or agency for a retail bank, trust company, savings bank, savings and loan association or any branches of any of the foregoing or a loan company business;

(iv) an employment agency;

(v) offices or agencies of a foreign government or political subdivisions thereof;

(vi) offices of any governmental bureau or agency of the United States or any state or political subdivision thereof;

(vii) data processing services rendered primarily to parties other than Tenant and which are not strictly ancillary to Tenant’s business;

(viii) health care professionals;

(ix) schools or other training or educational uses (other than those which are strictly ancillary to Tenant’s business, such as training of Tenant’s personnel);

(x) clerical support concerns rendering clerical support services primarily to others than Tenant or performing functions other than those which are strictly ancillary to Tenant’s business;

(xi) (xii) (xiii)	reservation centers any manufacturing purpose; broadcasting centers and television stations;

(xiv) the operation of any coin-operated vending machine or other devices for the sale of goods, wares, merchandise, food and beverages, including, but not limited to, amusement devices and machines, electronic games and machines for the sale of beverages, food, candy, gum, cigarettes or other commodities or edibles (provided vending machines solely for use by Tenant’s employees shall be permitted at the Premises);

(xv) any sex-related obscene, immoral or pornographic use;

(xvi) massage parlors, adult book stores, adult theaters, peep shows, establishments offering topless and/or bottomless entertainment and/or sex-related activities or offices for same;

(xvii) betting parlors, gambling casinos, arcades or gambling-type establishments;

(xviii) a cafeteria, luncheonette, coffee shop, diner, pizzeria, delicatessen, salad bar or fast food restaurant (provided one or more pantries solely for the use by Tenant’s employees or invitees shall be permitted at the Premises);

(xix) a night club, discotheque, or similar establishment;

(xx) housing accommodations or for lodging or sleeping purposes; and/or

(xxi) any other use or purpose which, (a) in the reasonable judgment of Landlord, is not in keeping with the character and dignity of the Property or (b) involves the receiving of the general public for the purpose of the dispensing of any services provided by Tenant.

(B) Tenant will not make or permit to be made any use of the Premises which would violate this Lease or which is forbidden by Legal Requirements (as hereinafter defined) or which may be dangerous to life, limb, or property, or which may invalidate or increase the premium cost of any policy of insurance carried on the Property or concerning its operation, or which will suffer or permit the Premises or any part thereof to be used in any manner, or anything to be brought into or kept therein, which, in the reasonable judgment of Landlord, shall in any way impair or tend to impair the character, reputation or appearance of the Property as a high quality retail/office building, or which will impair or interfere, other than to a de minimis extent, with any of the services performed by Landlord for the Property. In any event, Landlord makes no representation as to the condition of the Premises, except as otherwise expressly provided in this Lease. Tenant will not at any time use or occupy the Premises, or permit same to be used or occupied in violation of the certificate of occupancy for the Building provided that the current certificate of occupancy permits the Premises to be used for general, executive and administrative office purposes. Landlord agrees that it will not amend the current certificate of occupancy to preclude the use of the Premises for general, executive and administrative offices purposes. Notwithstanding the foregoing, if any violations of record against the Building as of the Commencement Date shall prevent Tenant from performing any of Tenant’s Alterations (as hereinafter defined) or prevent Tenant from carrying on the ordinary conduct of its business, Landlord shall take all commercially reasonable efforts to promptly remove any such violations so that Tenant may obtain all permits and approvals required by governmental authorities having jurisdiction or take other reasonable steps so that Tenant may perform Tenant’s Alterations or carry on the ordinary conduct of its business.

RENT:

3. (A) Tenant shall pay Minimum Rent (as hereinafter defined) at an annual rental rate as hereinafter provided. The Minimum Rent and all other sums of money as shall become due and payable by Tenant under this Lease (hereinafter called “additional rent” or “Additional Rent”) which shall be paid by Tenant in lawful money of the United States which shall be legal tender in payment of all debts and dues, public and private, at the time of payment. The Minimum Rent shall be due and payable in equal monthly installments in advance on the first day of each month during the Term, at the office of Landlord or such other place as Landlord may designate in writing and, unless otherwise expressly provided herein, without any set off or deduction whatsoever, except that Tenant shall pay the first monthly installment(s) on the execution hereof. The Minimum Rent and Additional Rent are collectively referred to herein as the “rent”.

(i) Tenant shall pay minimum annual rent (the “Minimum Rent”), at an annual rate, as follows: $1,606,660.00 per annum for the period beginning on the Commencement Date and ending on the day immediately preceding the sixth (6th) anniversary of the Commencement Date payable in advance in equal monthly installments of $133,888.33; and

(ii) $1,752,720.00 per annum for the period beginning on the sixth (6th) anniversary of the Commencement Date and ending on the Expiration Date, payable in advance in equal monthly installments of $146,060.00.

(B) If the payment of Minimum Rent hereunder shall commence on any day other than the first day of a calendar month or the expiration of the First Abatement Period or the Second Abatement Period (as such terms are hereinafter defined) shall not be the last day of the month, the Minimum Rent for such calendar month shall be prorated on a per diem basis, and any excess amount paid on the execution of this Lease shall be credited to the Minimum Rent for the next calendar month.

(C) Provided Tenant is not in default hereunder beyond the expiration of any applicable notice and/or cure period, (i) the Minimum Rent only payable by Tenant shall be abated in part in an amount equal to $133,888.33 per month for a period (the “First Abatement Period”) of three (3) month(s) beginning on the Commencement Date, (ii) the Minimum Rent only payable by Tenant shall be abated in part in an amount equal to $133,888.33 per month for a period (the “Second Abatement Period”) of three (3) month(s) beginning on the first day of the month immediately following the month during which the first anniversary of the Commencement Date shall have occurred. The first day immediately following the last day of the First Abatement Period is referred to herein as the “Rent Commencement Date”). Notwithstanding the foregoing, Tenant shall continue to be obligated during the First Abatement Period and the Second Abatement Period to pay any and all Additional Rent and other charges payable by Tenant hereunder in accordance with the terms of this Lease. If, at any time during the Term, Tenant shall default hereunder beyond the expiration of any applicable notice and/or cure period and as a result thereof this Lease is terminated or, in the case of a Bankruptcy Event (as hereinafter defined), this Lease shall be rejected, the unamortized portion of the Minimum Rent so abated pursuant to the provisions of this Section 3(E) shall immediately be due and payable; it being understood that such abated Minimum Rent, for purposes of this Section 3(E) shall be amortized on a straight line basis over the period commencing on the Rent Commencement Date and ending on the stated Expiration Date. If, upon the stated Expiration Date, Tenant is not in default hereunder, Tenant shall be relieved of its obligation to pay such abated Minimum Rent.

DEFINITIONS:

4. The following definitions shall have the meanings set forth below:

(A) The term “office”, or “offices”, wherever used in this Lease, shall not be construed to mean premises used as a store or stores, for the sale or display, at any time, of goods, wares or merchandise, of any kind or as a restaurant, shop, booth or for other similar purposes or for manufacturing. The term “Landlord” as used in this Lease means only the owner, or the mortgagee in possession, for the time being of the Land and Building (or the owner of a lease of the Building or of the Land and Building) so that in the event of a sale or lease of the Building, or of the Land and Building, the said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and the purchaser, at any such sale, or the said lessee of the Building, or of the Land and Building, that the purchaser or the lessee of the Building has assumed and agreed to carry out any and all covenants and obligations of Landlord, hereunder. The words “re-enter” and “re-entry” as used in this Lease are not restricted to their technical legal meaning. The phrases “Landlord shall not have liability to Tenant”, “the same shall be without liability to Landlord” or “without incurring any liability to Tenant therefor” or phrases of similar import shall mean that Tenant is not entitled to terminate this Lease, or to claim actual or constructive eviction, whether partial or total, or to receive any abatement or diminution of rent, or to be relieved in any manner of any of its other obligations hereunder, or to be compensated for loss or injury suffered or to enforce any other right or kind of liability whatsoever against Landlord under or with respect to this Lease or with respect to Tenant’s use of occupancy of the Premises or any part thereof, unless otherwise expressly provided in this Lease. The term “business days” as used in this Lease shall exclude Saturdays, Sundays and all days designated as holidays by the applicable building service union employees service contract or by the applicable Operating Engineers contract with respect to heating, ventilation and air-conditioning service (“HVAC”). The terms “hereby”, “hereof”, “hereto”, “herein”, “hereunder” and any similar terms shall refer to this Lease, and “hereafter” shall mean after, and “heretofore” shall mean before, the date of this Lease. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of the other genders and words importing the singular number shall mean and include the plural number and vice versa.

(B) “Broker” shall mean collectively, Cassidy Turley New York, Inc. and Newmark Knight Frank.

(C) “Legal Requirements” shall mean all laws, codes, statutes and ordinances and the orders, directives and requirements of all governmental entities whether now or hereafter in force.

(D) “Interest Rate” shall mean the annual interest rate that is four percent (4%) per annum above the then published prime interest rate upon unsecured loans charged by JP Morgan Chase Bank, NA (or any successor thereto) on loans of 90 days (“Prime Rate”).

(E) “Force Majeure” shall mean any delays resulting from any causes beyond Landlord’s or Tenant’s reasonable control, as the case may be, including, without limitation, governmental regulation, governmental restriction, strike, labor dispute, riot, inability to obtain materials or supplies (exclusive of delays inherent in ordering long lead items except as otherwise expressly provided herein), acts of God, war, terrorist or bio-chemical attack, fire or other casualty and other like circumstances. Under no circumstances shall the non-payment of money or a failure attributable to a lack of funds be deemed to be (or to have caused) an event of Force Majeure nor shall weather conditions which are reasonably anticipatable as to frequency, duration and severity in their season of occurrence be deemed an event of Force Majeure. Each party shall use all commercially reasonable efforts to mitigate the delay caused by any event of Force Majeure to the extent reasonably commercially practicable, but without the necessity of employing overtime or premium pay labor unless such party elects to do so within its sole discretion or unless the other party elects to pay for such overtime or premium pay labor.

(F) “Original Tenant” shall mean the tenant named herein (i.e., CIFC Corp.

ADJUSTMENTS OF RENT:
5.	(A)	Definitions as used herein:

(i) “Taxes” shall mean (1) the amount finally determined, of all real estate taxes or other taxes imposed in substitution thereof, assessments (including for any business improvement districts), and other governmental impositions and charges of every kind whatsoever, which shall be levied, assessed or imposed, or become liens upon the Property or any part thereof or interest therein, and (2) all costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Landlord in contesting the assessment of the Property for real estate tax purposes or in otherwise contesting the amount of any of the real estate taxes or other governmental charges described above. If, due to a change in the method of taxation, a new or additional tax, however designated, shall be levied against Landlord, and/or the Property, in addition to or in substitution, in whole or in part, for any tax which would otherwise constitute “Taxes”, or in lieu of additional Taxes, such tax or imposition shall be deemed for the purposes hereof to be included within the term “Taxes”. “Taxes” shall not include (i) any succession, gains, recording, income, franchise, transfer, inheritance, capital stock, excise, excess profits, occupancy or rent, gift, estate, foreign ownership or control, payroll or stamp tax of Landlord or any superior party (except as expressly set forth in the preceding sentence), (ii) any other tax, assessment, charge or levy on the rent reserved under this Lease, or (iii) any Taxes resulting from any penalty or interest due to any late payment of Taxes by Landlord.

(ii) “Tax Base” shall mean the average of the Taxes for the Tax Year commencing on July 1, 2011 and ending upon June 30, 2012 and the Tax Year commencing on July 1, 2012 and ending upon June 30, 2013.

(iii) “Tenant’s Tax Proportionate Share” shall mean 5.40%.

(iv) “Tenant’s Operating Proportionate Share” shall mean 5.58%.

(v) “Tax Year” shall mean each period of twelve (12) months, commencing on the first day of July, in which occurs any part of the Term or such other period as may hereafter be adopted as the fiscal year for real estate tax purposes of The City of New York.

(vi) “Landlord’s Tax Statement” shall mean an annual statement setting forth the amount payable by Tenant for a specified Tax Year pursuant to this Article 5.

(vii) “Base Operating Expenses” shall mean Operating Expenses for the Base Year.

(viii) “Base Year” shall mean the 2012 calendar year.

(B) PAYMENTS — TAX ESCALATIONS.

(i) If Taxes payable in any Tax Year shall exceed the Tax Base, Tenant shall pay as additional rent a sum (hereinafter referred to as “Tenant’s Tax Payment”) equal to Tenant’s Tax Proportionate Share of the amount by which the Taxes for such Tax Year exceed the Tax Base.

(ii) Tenant’s Tax Payment shall be payable in the same number of installments as Taxes are payable and shall be paid within thirty (30) days following rendition of a Landlord’s Tax Statement which may not be issued more than thirty (30) days prior to the date upon which the corresponding installment is due to the taxing authorities. If there shall be any increase in Taxes for any Tax Year, prior to or during such Tax Year, Landlord may deliver to Tenant a revised Landlord’s Tax Statement, and Tenant’s Tax Payment for such Tax Year shall be appropriately adjusted. In the event of any increase in Taxes, Tenant shall, within thirty (30) days of rendition of such revised Landlord’s Tax Statement, pay to Landlord the amount of any underpayment of Tenant’s Tax Payment with respect to such Tax Year. At any time after, during or prior to the end of each Tax Year, Landlord shall cause the actual amount of Tenant’s Tax Payment to be computed and a “Final Tax Statement” to be given to Tenant. If such Final Tax Statement shall show a deficiency, Tenant shall pay such amount to Landlord within thirty (30) days; if it shall show that Tenant has made an overpayment, Landlord shall pay to Tenant the amount of such overpayment within thirty (30) days after the delivery of such Final Tax Statement. Landlord shall deliver a copy of the tax bill for the applicable Tax Year to Tenant together with the Final Tax Statement (provided that Landlord shall also deliver the tax bill for the Tax Base along with the delivery of the tax bill for the Tax Year immediately succeeding the Tax Base).

(iii) The Final Tax Statements furnished to Tenant shall constitute a final determination as between Landlord and Tenant of the Taxes for the periods represented thereby, unless the Taxes for any such period are subsequently reduced by tax certiorari proceedings or otherwise (in which event the Final Tax Statement for such adjusted Taxes shall be conclusive and binding). If the Commencement Date is not the first day of a Tax Year or if the date of expiration or termination of this Lease, whether or not same is the Expiration Date or another date prior or subsequent thereto, is not the last day of a Tax Year, then Tenant’s Tax Payment shall be prorated based upon the number of days of the applicable Tax Year within the term of this Lease. With respect to the year in which the term of this Lease expires or terminates, such pro rata portion shall become immediately due and payable by Tenant to Landlord, if it has not theretofore already been paid, and Landlord, as soon as reasonably practicable, shall cause the annual statements of the Taxes for that Tax Year to be prepared and furnished to Tenant. Landlord and Tenant thereupon shall make appropriate adjustments of all amounts then owing. Landlord’s failure to render any Tax Statements during any Tax Year shall not prejudice Landlord’s right to render such Tax Statement with respect thereto or subsequently for up to two (2) years after the expiration of the applicable Tax Year. The obligations of Landlord and Tenant under the provisions of this Article with respect to any of Tenant’s Tax Payment shall survive the expiration date or any sooner termination of this Lease.

(iv) If the Taxes for the Tax Base or any other Tax Year are reduced as a result of a certiorari proceeding or otherwise, the Taxes as so reduced shall for all purposes be deemed to be the Taxes for such Year and Landlord shall give notice thereof to Tenant and appropriate adjustments and payments shall be made, subject to the provisions of the following paragraph.

(v) Only Landlord shall be eligible to institute tax reduction or other proceedings to reduce the assessed valuation of the Property. If Landlord shall receive a refund or credit of Taxes for any Tax Year (after Landlord’s payment of any legal or other fees or expenses incurred to obtain such reduction). Landlord shall either pay to Tenant, or, at Landlord’s election, credit against the next due payments under this Section 5(B) an amount equal to Tenant’s Tax Proportionate Share of such net amount, but such amount shall not exceed Tenant’s Tax Payment paid for such Tax Year. Provided Tenant is not then in default beyond the expiration of any applicable notice and/or cure period, any credit or refund due Tenant at the expiration or sooner termination of the Term of this Lease shall be paid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease. Nothing herein shall obligate Landlord to file any application or institute any proceeding seeking a reduction in Taxes or assessed valuation.

(vi) Tenant shall be liable for the payment of any and all commercial occupancy tax or commercial rent tax for this Lease which are due and payable by Tenant pursuant to any applicable Legal Requirements.

(C) PAYMENTS — OPERATING EXPENSES.

(i) “Operating Expenses” shall mean the aggregate of all costs and expenses (including taxes, if any, thereon) paid or incurred by or on behalf of Landlord (whether directly or through independent contractors) in connection with the operation and maintenance of the Property, except as provided herein. Operating Expenses shall be calculated on the accrual basis of accounting and shall, include, without limitation, but subject to the limitations set forth herein, the following expenses:

(a) salaries, wages, pension and welfare payments or contributions and all medical, insurance and other fringe benefits paid to, for or with respect to all persons (whether they be employees of Landlord, its managing agent or any independent contractor) for their services in the operation, maintenance, repair, security or cleaning of the Property, and payroll taxes, workers’ compensation, uniforms and dry cleaning costs for such persons;

(b) payments under service contracts with independent contractors for operating (including, without limitation, providing security services), maintaining, repairs, or cleaning of the Property or any portion thereof or any fixtures or equipment therein;

(c) all costs or charges for steam, HVAC and water (including sewer rents) furnished to public and service areas of the Property and/or used in the operation of the Property and all costs or charges for electricity furnished to the public and service areas of the Property and/or used in the operation of the service facilities of the Property, including any taxes on any such utilities;

(d) repairs and replacements which are appropriate to the continued operation of the Property as a first-class Manhattan office building, provided that to the extent the cost of any such repair and/or replacement is required to be capitalized under generally accepted real estate practices, such cost shall be amortized on a straight-line basis over the useful life thereof, with an interest factor equal to the Interest Rate at the time of Landlord’s incurring of such expenditure, and the annual amortization of such repair and/or replacement shall be included in Operating Expenses;

(e) cost of lobby decoration, and painting and decoration of non-tenant areas;

(f) cost of snow removal and landscaping in and about the Property;

(g) cost of building and cleaning supplies and equipment, cost of replacements for tools and equipment used in the operation, maintenance and repair of the Property and charges for telephone service for the Property;

(h) financial expenses incurred in connection with the operation of the Property, such as insurance premiums, including, without limitation, liability insurance, fire and other casualty insurance, rent insurance and any other insurance that is then generally carried by owners of first-class office buildings in Manhattan or may be reasonably required by the holder of any mortgage on the Property, reasonable attorneys’ fees and disbursements (exclusive of any such attorneys’ fees and disbursements incurred in connection with the leasing of space in the Property or any “landlord-tenant” matters), auditing and other professional fees and expenses, association dues and other ordinary and customary financial expenses incurred in connection with the operation of the Property;

(i) reasonable and customary management fees payable to a management company (which may be owned or controlled by Landlord or Landlord’s principals);

(j) the cost of capital expenditures relating to the operations and maintenance of the Property and capital improvements to the extent permitted under subparagraph 20 below;

(k) subject to the limitations set forth subparagraph 20 below in the exclusions to Operating Expenses, rental payments made for equipment used in the operation and maintenance of the Property;

(l) the cost of governmental licenses and permits, or renewals thereof, necessary for the operation of the Property; and

(m) all other reasonable and necessary expenses paid in connection with the operation, maintenance, repair and cleaning of the Property which are properly chargeable against income.

The following costs and expenses shall be excluded from Operating Expenses or Operating Expenses shall be limited as provided herein:

(1) Taxes;

(2) debt service, amortization of principal and penalties, refinancing costs, or ground rent under any ground lease;

(3) leasing costs and expenses, including brokerage commissions and similar fees;

(4) any legal and accounting fees and disbursements incurred in connection with the preparation of Landlord’s tax returns or Landlord’s tax reporting or accounting at Landlord entity level or higher;

(5) the cost of electrical energy or other utilities paid for directly by the tenants of the Property;

(6) the cost of tenant installations and decorations incurred in connection with preparing space for any tenant or any other occupant (including: (a) the cost of removing tenant installations or demolition of tenant space; (b) permit, license; and inspection fees; and (c) any other contribution by Landlord to the cost of tenant improvements);

(7) salaries or fringe benefits of personnel above the grade of building manager;

(8) the cost of any item to the extent to which such cost is reimbursed to Landlord by tenants of the Property (other than pursuant to this Article), including overtime charges, or through insurance or condemnation proceeds, or third parties;

(9) depreciation, amortization (except as provided in this Article) and other non-cash charges;

(10) costs and expenses incurred in connection with enforcement of leases or disputes with tenants (including Tenant), including court costs, accounting fees, auditing fees, and attorneys’ fees and disbursements in connection with any summary proceeding to dispossess any tenant except as provided in this Lease;

(11) costs and expenses incurred in connection with procuring tenants, including marketing and advertising expenses;

(12) amounts paid to Landlord or to affiliates of Landlord (except for the payment of management fees as provided in Section 5(C)(i) hereof) for any services in the Building to the extent such amounts exceed the cost of such services rendered by other unaffiliated third parties on a competitive basis;

(13) any compensation paid to clerks, attendants or other persons in commercial concessions operated for profit by Landlord;

(14) profits, franchise, gains, estate, income, succession, gift, corporation, unincorporated business and gross receipts taxes imposed upon Landlord, or any interest or penalties for failure to timely pay those taxes or any other taxes; and any mortgage recording or transfer taxes;

(15) any expenses which are not paid or incurred solely in respect of the Property but rather in respect of the Property and other property owned by Landlord or its affiliates, provided that with respect to any expenses attributable in part to the Property and in part to other property owned or managed by Landlord or its affiliates, Operating Expenses shall include only such portion thereof as are apportioned by Landlord to the Property on a fair and equitable basis;

(16) costs incurred with respect to a sale or transfer of all or any portion of the Property or any interest therein or in any person of whatever tier owning an interest therein;

(17) any interest, fine, penalty or other late charges payable by Landlord, incurred as a result of late payments, except to the extent the same was with respect to a payment, part or all of which was the responsibility of Tenant hereunder and with respect to which Tenant did not make in a timely fashion or did not make at all;

(18) the cost of repairs or replacements or restorations by reason of fire or other casualty or condemnation to the extent (a) Landlord receives compensation through the proceeds of insurance or by the condemning authority and (b) representing the amount of any deductible in excess of customary or commercially reasonable deductible amounts under any insurance policy maintained by Landlord;

(19) any bad debt loss, rent loss or reserves for bad debts or rent loss;

(20) expenditures for capital improvements except the following expenditures for capital improvements or capital expenditures will, however, be included in the definition of Operating Expenses, as provided for hereinbelow: (a) capital expenditures or expenses for equipment designed to result in savings or reduction of Operating Expenses (e.g., energy saving devices), (b) subject to the provisions of Section 5(C)(d) hereof, capital expenditures or expenses incurred in lieu of a repair, (c) capital expenditures required in order for the Building to comply with Legal Requirements enacted after the date of this Lease (including the cost of compliance with Legal Requirements enacted prior to the date of this Lease if such compliance is required for the first time by reason of any amendment, modification or reinterpretation thereof which is imposed or enacted after the date of this Lease), in any of which cases under clause (a) or (c) the amortized cost thereof shall be included in Operating Expenses for the calendar year in which the costs are incurred and subsequent calendar years, on a straight line basis, depreciated over their useful life, consistently applied, with an interest factor equal to the Interest Rate at the time of Landlord having incurred said expenditure; provided that the amount of any such capital expenditure under clause (a) above relating to any particular calendar year that may be included in Operating Expenses for such calendar year shall not exceed the savings realized by Landlord for such calendar year as a result of such expenditure by Landlord, as reasonably estimated by Landlord. If Landlord shall lease any such item of capital equipment designed to result in savings or reductions in Operating Expenses, then the rentals and other costs paid pursuant to such leasing shall be included in Operating Expenses for the calendar year in which they are incurred;

(21) expenditures for repairing and/or replacing any defect in any work performed by Landlord pursuant to the provisions of this Lease to the extent expenditures for such repairs and/or replacements are covered by a warranty for such work;

(22) the removal, encapsulation or other required treatment of Hazardous Material (as hereinafter defined) in the Building (but costs to test and monitor are includable in Operating Expenses) unless such Hazardous Materials were introduced to the Building by Tenant or any person or entity claiming by or through Tenant.

(ii) For each calendar year during the term of this Lease after the Base Year, Tenant shall pay to Landlord as Additional Rent for the Premises an amount equal to Tenant’s Operating Proportionate Share of the amount by which Operating Expenses for such calendar year exceed Base Operating Expenses (such excess being referred to herein as the “Operating Excess”).

(iii) On account of its obligations in respect of Operating Expenses, Tenant shall pay to Landlord, monthly, in advance, together with each monthly installment of Minimum Rent, an amount equal to one-twelfth (1/12th) of Tenant’s Operating Proportionate Share of the Operating Excess for the preceding lease year. Such amount may be adjusted by Landlord from time to time, at any time during the term hereof, on notice to Tenant, to an amount equal to one-twelfth (1/12th) of Tenant’s Operating Proportionate Share of the Operating Excess with respect to the preceding lease year plus one-twelfth (1/12th) of Landlord’s good-faith estimate of the amount by which Tenant’s Operating Proportionate Share of the Operating Excess will increase during the current lease year.

(iv) Following the end of each calendar year, Landlord shall furnish to Tenant a written statement (“Landlord’s Operating Statement”) in reasonable detail covering the calendar year just expired showing the Operating Expenses for such calendar year, the amount of Tenant’s Operating Proportionate Share of the Operating Excess for such year, and payments, if any, made by Tenant with respect thereto. Landlord shall use reasonable efforts to deliver to Tenant Landlord’s Operating Statement within two hundred seventy (270) days following the expiration of the applicable calendar year without being obligated to incur any commercially unreasonable costs in connection therewith, it being agreed that Landlord shall have no liability to Tenant if Landlord fails for any reason to deliver to Tenant any Landlord Operating Statement prior to such date for any reason, but Tenant shall have no obligation to pay Landlord’s estimate of Tenant’s Operating Proportionate Share of the Operating Excess for the period following the expiration of such two hundred seventy (270) day period until Landlord shall deliver Landlord’s Operating Statement to Tenant; it being understood and agreed that Tenant shall be obligated to pay any such amounts once Landlord shall deliver Landlord’s Operating Statement to Tenant.

(v) If Landlord’s Operating Statement shall indicate any overpayment or deficiency, then Landlord or Tenant, as the case may be, shall pay the same to the party entitled to the same within thirty (30) days after delivery of Landlord’s Operating Statement or, in the case of sums payable to Tenant, at Landlord’s option, Tenant shall be granted a credit for the amount of the overpayment made by Tenant, to be applied against the next due payments of Minimum Rent or additional rent. Provided Tenant is not then in default beyond the expiration of any applicable notice and/or grace period, any credit or refund due Tenant at the expiration or sooner termination of the Term of this Lease shall be paid to Tenant within thirty (30) days after the expiration or sooner termination of this Lease.

(D) In the event that the date of the expiration or other termination of this Lease shall be a day other than the last day of a Tax Year or a calendar year, then, in such event, in applying the provisions of this Article with respect to any Tax Year (for the purpose of calculating Tenant’s share of Taxes) or calendar year (for the purpose of calculating Tenant’s share of Operating Expenses), appropriate pro rata adjustments in the escalation due hereunder shall be made to reflect the occurrence of such event on a basis consistent with the principles underlying the provisions of this Article taking into consideration that the expiration date of this Lease occurred during a partial lease year.

(E) In no event shall the Minimum Rent ever be reduced by operation of this Article 5. Landlord’s failure to render a Landlord’s Tax Statement with respect to any Tax Year or a Landlord’s Operating Statement with respect to any calendar year, respectively, shall not prejudice Landlord’s right to thereafter render a Landlord’s Tax Statement or Landlord’s Operating Statement with respect thereto or with respect to any subsequent Tax Year or calendar year provided that such Landlord’s Tax Statement or Landlord’s Operating Statement, as applicable, shall have been given to Tenant within two (2) years after the expiration of the Tax Year or calendar year in question, as applicable.

(F) If, at the time Landlord is required to give Tenant a credit or refund under this Article, Tenant is then in default under this Lease beyond the expiration of any applicable notice and/or cure period, Landlord may offset the amount of such credit or refund payable to Tenant against amounts properly due and owing by Tenant to Landlord.

(G) If during all or part of any calendar year (including the Base Year) Landlord shall not furnish any particular item(s) of work or service (which would otherwise constitute an Operating Expense hereunder) to portions of the Building due to the fact that (i) such portions are not occupied or leased, (ii) such item of work or service is not required or desired by the tenant of such portion, (iii) such tenant is itself obtaining and providing such item of work or service or (iv) for other reasons, then, for the purposes of computing Operating Expenses, the amount for such item and for such period shall be deemed to be increased by an amount equal to the additional costs and expenses which would reasonably have been incurred during such period by Landlord if it had at its own expense furnished such item of work or services to 95% of the aggregate rentable area of the office space in the Building or to such tenant.

(H) Each of Landlord’s Tax Statements and Landlord’s Operating Statements shall be conclusive and binding upon Tenant unless (i) pending the determination of such dispute by agreement or otherwise, Tenant shall pay additional rent in accordance with the applicable Landlord’s Tax Statement and/or Landlord’s Operating Statement, as the case may be, without prejudice to Tenant’s position, and (ii) within ninety (90) days after receipt of such Landlord’s Tax Statement and/or Landlord’s Operating Statement, Tenant shall notify Landlord in writing that it disputes the correctness thereof, which notice shall specify the particular respects in which the disputed Statement is inaccurate to the extent known. Tenant shall have the right, during reasonable business hours and upon not less than ten (10) business days’ prior written notice to Landlord, to examine Landlord’s books and records with respect to any Landlord’s Tax Statement or Landlord’s Operating Statement, provided that (a) such examination is commenced within ninety (90) days and concluded within one hundred fifty (150) days following the rendition of the Statement in question, (b) such examination may only be conducted by: (i) a certified public accountant or other qualified professional who is a member of an independent certified public accounting firm or other qualified professional services firm or (ii) an employee of Tenant, who, in each instance, is not (and whose firm is not) being compensated by Tenant or any other person or entity, in whole or in part, on a contingency or success fee basis, and (c) upon Landlord’s request, Tenant and such accounting or other firm or employee of Tenant deliver a confidentiality agreement to Landlord with respect to such dispute and such examination in form and substance reasonably satisfactory to Landlord. In connection with any examination by Tenant of Landlord’s books and records, Tenant agrees to treat, and to instruct its employees, accountants and agents reviewing such records to treat, all information as confidential and not disclose it to any other person except as may be required by law or in connection with any dispute with Landlord under this Lease relating thereto. Each party shall be responsible for its own fees in connection with such dispute. If it is determined ultimately that (i) Landlord, in an Operating Statement, overstated the Building’s Operating Expenses by more than five (5%) percent, and (ii) Tenant overpaid Tenant’s Operating Proportionate Share of the Operating Expense for a particular year by more than five percent (5%), then in addition to Tenant being entitled to credit the amount of such overpayment against the rental thereafter coming due hereunder; Landlord shall also reimburse Tenant for the reasonable fees paid or incurred by Tenant in connection with such dispute (it being understood that Landlord shall promptly pay such amount after Tenant provides to Landlord reasonable supporting documentation describing the aforesaid costs).

(I) Landlord’s and Tenant’s obligations under this Article shall survive the expiration or earlier termination of the term of this Lease to the extent provided herein.

LATE PAYMENT CHARGE:

6. (A) If Tenant shall fail to make any payment of Minimum Rent or Additional Rent for more than ten (10) days after the same is due and payable, Tenant shall pay a late payment charge of $.03 for each $1.00 which remains unpaid to compensate Landlord for additional expenses in processing such late payment (provided, however, that no such late charge shall be due and payable for the first late payment of any Additional Rent by Tenant in any twelve (12) months period unless Tenant fails to make such payment within ten (10) days after receipt of Landlord’s notice of such late payment). In addition, if Tenant fails to pay any Minimum Rent or Additional Rent when due and such failure shall continue for fifteen (15) days or more, Tenant shall pay interest thereon from the date due until the date paid at an annual rate equal to the Prime Rate plus five percent (5%) per annum but not in excess of the maximum amount permitted by law to be charged to Tenant, and such interest shall be deemed to be Additional Rent hereunder.

(B) If any check of Tenant shall be returned for insufficient funds, there shall be an additional charge to Tenant of $150.00.

ALTERATIONS:

7. (A) Tenant shall not make any alterations or improvements (“Alterations”) in or to the Premises without Landlord’s prior consent, which consent shall not be unreasonably withheld for changes which are non-structural and which will not adversely affect (i) the Building’s systems or structure located outside of the Premises or (ii) any other tenant’s use of its premises. Any permitted Alterations must be performed by contractors or mechanics from Landlord’s approved list of contractors as set forth in Exhibit H attached hereto and made a part hereof, or such other reputable contractors or mechanics as Landlord shall approve (which approval shall not be unreasonably withheld, conditioned or delayed); it being agreed, however, that for any Alterations affecting the Building’s systems or structure located outside of the Premises, Tenant must use Landlord’s designated contractor relating to fire safety system of the Building or structural changes (provided that the fees charged by such contractor shall be commercially competitive). Tenant agrees that all Alterations shall be performed by Tenant in accordance with all applicable Legal Requirements and Landlord’s abide by Landlord’s reasonable construction requirements then in effect for the Building, including without limitation, the “Construction Rules and Regulations” attached as Exhibit G, except that if there are any conflicting provisions of this Lease and the Construction Rules and Regulations, the provisions of this Lease shall prevail. Landlord may from time to time make Building wide changes in the Construction Rules and Regulations, and Tenant shall abide thereby. Tenant agrees to use a reputable engineer and architect licensed in the State of New York approved by Landlord (which approval shall not be unreasonably withheld) for the preparation of all construction documents and drawings pertaining to any Alterations and to file all plans with and obtain all required permits from appropriate governmental authorities. Notwithstanding the foregoing, Landlord’s designated engineer shall review any construction documents or drawings prepared by or on behalf of Tenant in connection with any Alteration that affects the Building’s systems or structure. Tenant’s architect shall file all required architectural drawings and obtain all necessary permits at Tenant’s cost. Upon receipt thereof, Tenant shall promptly submit to Landlord, copies of all approved plans, permits, applications, final approvals and sign-offs. Upon the request of Tenant, Landlord, at Tenant’s cost, shall join in any applications for any permits, approvals or certificates required to be obtained by Tenant in connection with any permitted Alteration (provided that the applicable Legal Requirement requires Landlord to join in such application) and shall otherwise cooperate with Tenant in connection therewith.

(B) All fixtures and all paneling, partitions, railings and like installations, installed in the Premises at any time, either by Tenant or by Landlord on Tenant’s behalf, shall, upon installation, become the property of Landlord and, subject to the provisions of Section 7(E) below, shall remain upon and be surrendered with the Premises. All Specialty Alterations (as hereinafter defined) and such other alterations as Tenant may be required to remove pursuant to Section 7(E) below shall be removed from the Premises by Tenant prior to the expiration of this Lease, at Tenant’s sole cost and expense. Nothing in this Article shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures, moveable furniture and equipment, but upon removal of any such items from the Premises, Tenant shall promptly and at its expense, repair and restore the Premises to the condition existing prior to installation and repair any damage caused by such removal. All property permitted or required to be removed by Tenant at the end of the term remaining in the Premises after Tenant’s removal shall be deemed abandoned and may, at the election of Landlord, either be retained as Landlord’s property or may be removed from the Premises by Landlord at Tenant’s expense.

(C) Tenant, at its expense, before making any Alterations, shall obtain all approvals required by any governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such approvals to Landlord. If any mechanic’s lien is filed against the Building for work claimed to have been performed by or on behalf of Tenant or for materials claimed to have been furnished to Tenant, it shall be discharged by Tenant within thirty (30) days after Tenant receives notice thereof, at Tenant’s expense, by filing the bond required by law or payment or otherwise. If Tenant fails to so discharge such lien by bonding or otherwise, then Landlord shall have the right to discharge same (by filing the bond required by law or by payment in full of the mechanic’s lien or otherwise) and Landlord’s costs and expenses in obtaining such discharge shall be repaid in full by Tenant to Landlord as additional rent upon demand.

(D) Notwithstanding anything to the contrary contained in this Article 7, Landlord’s consent shall not be required with respect to (i) decorative alterations such as painting, wall coverings and floor coverings (“Decorative Alterations”) or (ii) non-structural alterations by Tenant which (a) shall be located wholly within the Premises, (b) shall not affect the structural integrity of the Building or the operation of the systems of the Building or affect any other tenant, (c) are not visible from outside of the Premises, and (d) do not cost more than $75,000 for any single project, provided, in each instance that (1) such alterations shall otherwise be performed in accordance with this Lease, (2) Tenant gives Landlord at least ten (10) days’ prior notice of such work and, for informational purposes, the plans and specifications therefor but only to the extent the same would be customarily prepared or be required to be prepared in order to obtain any necessary permits, (3) such item(s) shall be performed in a good and workerlike manner and (4) Tenant is not in default under this Lease beyond any applicable notice and cure period.

(E) Tenant shall not be required to remove (or perform any restoration with respect to) any Alterations other than Specialty Alterations. Tenant shall remove in accordance with the requirements of this Lease, all Specialty Alterations, unless (i) at the time Landlord approves the plans and specifications for any such proposed Specialty Alterations, Landlord specifically designates those Specialty Alterations that do not have to be removed at the end of the Term (provided, however, that at the time Tenant requests Landlord’s consent to any such Specialty Alterations, Tenant specifically requests whether such Specialty Alterations will be so designated by Landlord to remain in the Premises and specifically references this Section 7(E) of the Lease), and (ii) Landlord, by notice to Tenant no later than ninety (90) days prior to the stated Expiration Date, gives Tenant notice that all or a portion of the Specialty Alterations may remain in the Premises. All Specialty Alterations required to be removed by Tenant pursuant to the terms of this Section shall be removed from the Premises by Tenant prior to the expiration of this Lease at Tenant’s sole cost and expense, and Tenant shall, at its sole cost and expense, restore the Premises with respect thereto to the same condition as that which existed prior to the installation thereof, reasonable wear and tear excepted. As used herein, “Specialty Alterations” shall mean any Alterations which are not standard office installations such as kitchens (but not a pantry permitted as part of the Permitted Use as set forth above), executive bathrooms, raised computer floors, computer room installations, supplemental HVAC equipment, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, internal staircases, slab penetrations, conveyors, dumbwaiters, floor or other Alterations constructed or installed in violation of the rules and regulations for the Building and other Alterations of a similar character. Tenant shall have no obligation to remove any item of Landlord’s Base Building Work or Landlord’s Work. Notwithstanding the foregoing, Tenant shall not be required to remove any supplemental HVAC equipment if the same is used to supplement the HVAC services provided by the Building’s systems and the same shall be in working order on the Expiration Date.

(F) Tenant agrees that with respect to the performance of any Alterations in the Premises (other than Landlord’s Base Building Work and Landlord’s Work), Tenant shall pay to Landlord, as additional rent hereunder, promptly upon being billed therefor, Landlord’s reasonable out-of-pocket expenses including, without limitation, the fees of any architect, engineer or expeditor employed or hired by Landlord, indirect costs, costs of field supervision and coordination incurred by Landlord.

(G) (i) Before proceeding with any Alteration estimated to cost in excess of $150,000.00 (other than Decorative Alterations), upon Landlord’s request, Tenant shall furnish to Landlord one of the following (as selected by Landlord): (a) a cash deposit, (b) an irrevocable, unconditional, negotiable letter of credit, issued by and drawn on a bank or trust company which is a member of the Clearing House Association in a form reasonably satisfactory to Landlord; each in an amount equal to one hundred twenty-five percent (125%) of the estimated cost of the Alteration or (c) such other security as Landlord may reasonably require.

(ii) Upon (a) the completion of the Alteration in accordance with the terms of this Article and (b) the submission to Landlord of proof evidencing the payment in full for said Alteration including, but not limited to, delivery of Waivers of Mechanic Liens (in the form set forth below), the security deposited under Section 7(G)(i) with Landlord (or the balance of the proceeds thereof, if Tenant has furnished cash or a letter of credit and if Landlord has drawn on the same) shall be returned to Tenant (it being agreed that if Tenant is in good faith dispute over the payment of any portion of such Alteration, Landlord shall return any portion of the cash security deposited under Section 7(G)(i) hereof that represents the payment which is not being disputed by Tenant and has already been made by Tenant for any Alteration).

(iii) Upon Tenant’s failure to properly perform, complete and fully pay for the said Alteration, as reasonably determined by Landlord, if Tenant fails to cure such breach within fifteen (15) days after written notice by Landlord of such failure, Landlord shall be entitled to draw on the security deposited under this Section 7(G)(i) and Article 33 to the extent it deems necessary to complete any incomplete Alteration or otherwise hazardous condition, to effect any necessary restoration and/or protection of the Premises or the Property and to apply such funds to the payment or satisfaction of any costs, damages or expenses in connection with the foregoing and/or Tenant’s obligations under this Article and this Lease relating to Alterations and repairs, including the satisfaction of any mechanic’s lien.

(H) Tenant agrees that Tenant will not at any time during the term hereof, use any contractors and/or labor and/or materials if the use of such contractors and/or labor and/or materials would create any difficulty with other contractors and/or labor engaged by Tenant or Landlord or others in the performance of any work at the Building or any part thereof. If Tenant employs, or permits the employment of, any contractor, mechanic or laborer in the Premises which interferes or causes any conflict with other contractors, mechanics or laborers engaged in the maintenance, repair, management or operation of the Building, Tenant shall cause all contractors, mechanics or laborers causing such interference or conflict to leave the Building immediately and shall take such other action as may be reasonably necessary to resolve such conflict.

(I) Tenant shall cause each contractor to carry the insurance specified on Exhibit F attached hereto and made a part hereof. Before commencing any work or delivering material to the Building, each such contractor shall deliver certificates evidencing such insurance to Landlord and naming Landlord as an additional insured party under the policy.

(J) No approval of any plans or specifications by Landlord or consent by Landlord allowing Tenant to make any Alterations shall in any way be deemed to be an agreement by Landlord that the contemplated improvements comply with Legal Requirements or insurance requirements nor shall it be deemed to be a waiver by Landlord of the compliance by Tenant with this Lease.

(K) Provided Tenant is not in default hereunder beyond the expiration of any applicable notice and/or cure period, Landlord shall promptly after Tenant’s request, at no out of pocket cost, expense or liability to Landlord, cooperate with and assist Tenant in all reasonable respects in attempting to procure all approvals that may be required for the performance of any approved Alterations to be performed by Tenant provided that any such applications and other documents comply in all respects with all Legal Requirements and this Lease.

(L) Tenant acknowledges and agrees that, except for the completion of Landlord’s Base Building Work and Landlord’s Work and the Punch List Items, if any, the performance, procurement, construction and/or installation of any work, materials, fixtures and/or equipment required for the use and occupancy by Tenant of, and the conduct of Tenant’s business in, the Premises, shall be the sole responsibility, cost and expense of Tenant. In addition to the foregoing requirements of this Article 7, the following provisions shall be applicable to Tenant’s Alterations:

(i) Prior to the performance of any Alterations, Tenant will submit for Landlord’s review and approval, four (4) complete sets of signed and stamped, ready for filing, complete dimensioned architectural plans, complete engineering plans and decorating plans (if applicable) for any Tenant’s work to be performed in the Premises, including, to the extent applicable, HVAC, electrical, plumbing, sprinkler and, if required, structural plans, with respect thereto.

(ii) Landlord agrees to review Tenant’s plans and specifications with respect to Tenant’s Alterations and approve the same or make written exceptions thereto within fifteen (15) business days after receipt of a complete set thereof. Any disapproval given by Landlord shall be accompanied by a statement in reasonable detail of the reasons for such disapproval, itemizing those portions of the plans so disapproved. If Landlord disapproves such Tenant’s plans, Tenant shall revise them and re-submit them to Landlord for approval. Landlord shall advise Tenant within ten (10) days following receipt of Tenant’s revised plans of Landlord’s approval or disapproval of the revised plans or portions thereof, and shall set forth its reasons for any such further disapproval in writing and in reasonable detail. If Landlord fails to approve or disapprove such plans or revised plans within such fifteen (15) business days or within ten (10) days, as the case may be, then Tenant shall have the right to give Landlord a reminder notice, which reminder notice shall contain the following caption on the first page thereof in bold and capitalized type:

YOUR CONSENT TO THE PROPOSED PLANS SHALL BE DEEMED GIVEN IF YOU FAIL TO RESPOND TO THIS REQUEST WITHIN FIVE (5) BUSINESS DAYS FROM THE DATE OF YOUR RECEIPT OF THIS NOTICE.

If Landlord fails to grant or deny the requested consent within five (5)  business days after its receipt of such reminder notice, Landlord’s consent to the Alterations shown in the Plans shall be deemed given and Tenant shall be permitted to perform the same, provided that Tenant complies with the other applicable provisions of this Article 7.

(iii) Tenant shall make prompt application for any required permits or approvals required in respect of Tenant’s Alterations. Tenant shall perform Tenant’s Alterations with due diligence in accordance with the approved plans therefor.

(M) Tenant, at its expense and in accordance with Legal Requirements, may install one (1) or more signs reasonably approved by Landlord identifying Tenant in a location(s) reasonably designated by Landlord on or adjacent to the exterior doors of the Premises. Tenant at its expense shall maintain such sign(s) and remove such sign(s) (and repair any damage caused by the removal thereof) prior to the expiration or sooner termination or cancellation of this Lease.

REPAIRS; SERVICES PROVIDED BY LANDLORD:
8.	(A)	Repairs.

(i) Except as required to be made by Tenant herein, Landlord shall make all repairs and replacements, structural and otherwise, necessary or desirable in order to keep in good order and repair all structural portions of the Building, the roof, foundation, footings, exterior walls, load bearing columns, floor slabs and Building systems. Tenant agrees to notify Landlord of the necessity of repairs of which Tenant may have knowledge, for which Landlord may be responsible. In performing any such repairs Landlord agrees to use commercially reasonable efforts to (a) perform the same with due diligence and continuity and (b) minimize interference with Tenant’s use and occupancy of the Premises; provided that in no event shall Landlord be required to utilize overtime or premium pay labor or incur any extraordinary costs in connection therewith unless Tenant shall request that Landlord perform the same on an overtime or premium pay basis and Tenant shall agree to reimburse Landlord for the same, in which event Tenant shall pay to Landlord an amount equal to all reasonable costs and expenses incurred by Landlord to perform such work or repairs on an overtime basis, as additional rent within twenty (20) days after demand.

(ii) Tenant shall, throughout the term of this Lease, take good care of the Premises and the fixtures and appurtenances therein, and all electrical, plumbing, HVAC systems (or portions thereof) installed by Tenant or otherwise exclusively located within and serving the Premises and at Tenant’s sole cost and expense, make all repairs thereto as and when needed to preserve them in good working order and condition, reasonable wear and tear, obsolescence and damage from the elements, fire or other casualty, excepted. The term “appurtenances” in this Article 8 shall include (a) all horizontal portions of the systems and facilities of the Building within or exclusively serving the Premises, including, without limitation, any Tenant’s HVAC System (as hereinafter defined), ductwork, VAV boxes and light fixtures and (b) all Alterations made by or on behalf of Tenant or any person claiming through Tenant.

(iii) Notwithstanding anything to the contrary contained herein, all damage to the Premises or to any other part of the Building, whether requiring structural or non-structural repairs, caused by or resulting from (a) the neglect or improper conduct of Tenant or Tenant’s employees, invitees, agents or licensees, (b) as a result of any Alterations, and/or (c) the moving of Tenant’s fixtures, furniture or equipment shall be repaired promptly by Tenant at its sole cost and expense, to the reasonable satisfaction of Landlord. All repairs by Tenant hereunder shall be of quality or class equal to the original work or construction. If Tenant fails after thirty (30) days’ notice to proceed with due diligence to make repairs required to be made by Tenant, the same may be made by Landlord at the expense of Tenant and the expense thereof incurred by Landlord shall be collectible as additional rent upon demand. Except as specifically provided in Article 13 of this Lease, there shall be no allowance to Tenant for a diminution of rental value and no liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant or others making or failing to make any repairs or Alterations. Notwithstanding anything to the contrary contained herein, in the event that as a result of any failure by Landlord to make repairs or provide services required under this Lease, or the making of any repairs or alterations required or permitted to be made by Landlord under this Lease, or any default by Landlord under this Lease, Tenant is unable to occupy the Premises (or any material portion thereof) for the ordinary conduct of its business for more than seven (7) consecutive business days (and Tenant shall actually vacate the Premises or such portion), then provided Tenant is not in default hereunder beyond the expiration of any applicable notice and cure period and provided further that such repairs are not due to or arising out of acts or omissions of Tenant or Tenant’s Agents, then the rent hereunder shall be totally abated (or partially abated for a partial untenantability on an equitable basis) for each day that Tenant shall not occupy the Premises (or such portion thereof) for the ordinary conduct of its business commencing with the day immediately following such seven (7) business day period and ending on the date Tenant shall reoccupy all or any portion of the Premises. The provisions of this Article 8 with respect to the making of repairs shall not apply in the case of fire or other casualty which are dealt with in Article 13 hereof.

(iv) Landlord reserves the right upon reasonable prior notice (at least twenty (24) hours unless in an event of emergency) to stop or reduce service of any of the elevator, plumbing, Building HVAC, sanitary, sprinkler, water, power or other Building systems or cleaning or other services, if any, when necessary by reason of accident or for repairs, alterations, replacements or improvements necessary or desirable to the Building, the Premises, or Building for as long as may be reasonably required by reason thereof or by reason of Force Majeure. Landlord shall use reasonable efforts to minimize the duration of such stoppage or reduction of service, without in any event being obligated to employ overtime labor or to incur any extraordinary costs in connection therewith unless Tenant shall request that Landlord perform the same on an overtime or premium basis and Tenant shall agree to reimburse Landlord for the same, in which event Tenant shall pay to Landlord an amount equal to all reasonable costs and expenses incurred by Landlord to perform such work or repairs on an overtime basis as additional rent within twenty (20) days after demand.

(B) HVAC.

(i) Landlord, at its expense, shall maintain and operate the heating, ventilating and air-conditioning systems (collectively, the “systems”) and, subject to energy conservation requirements of any applicable local, State, or Federal public authorities, shall furnish heat, ventilating and air-conditioning in the Premises through the currently existing systems as may be required for reasonably comfortable occupancy of the Premises during “regular hours” (i.e., 8:00 A.M. to 6:00 P.M.) on “business days” (i.e., Mondays through Fridays, except such days as are observed by the State or Federal government as legal holidays and those days designated as holidays by the applicable building service union employees contract). Air conditioning service shall be- provided as aforesaid from May 1 to September 30 of each year during the term hereof, and heat service shall be provided as aforesaid from October 15 to March 31 of each year during the term hereof. If Tenant shall require heating, ventilating or air-conditioning service at any other time (collectively, “after hours”), Landlord shall furnish such after hours service on reasonable advance notice from Tenant, and Tenant shall pay within thirty (30) days of demand Landlord’s cost plus 10%. The after hours charge for HVAC in effect on the Commencement Date is $389 per hour (which amount includes the aforementioned additional 10%), which charge shall be prorated among all tenants requesting after hours service for the same period. HVAC service shall be- provided as aforesaid in accordance with the HVAC specification attached hereto as Exhibit I. Tenant may not install supplemental HVAC equipment without Landlord’s prior consent which consent shall not be unreasonably withheld.

(ii) Use of the Premises, or any part thereof, in a manner exceeding the design conditions (including occupancy and connected electrical load) specified for the systems or rearrangement of partitioning which interferes with normal operation of the heat, ventilation and air-conditioning in the Premises, may require changes in the heat, ventilation and air-conditioning system servicing the Premises. Such changes, so occasioned, shall be made by Tenant, at its expense, in accordance with the terms of this Lease. Tenant agrees to use its reasonable efforts to keep or cause to be kept closed all windows in the Premises whenever the air-conditioning system is in operation. In addition, Tenant agrees at all times to cooperate fully with Landlord and to abide by all reasonable regulations and requirements which Landlord may prescribe for the proper functioning and protection of the heat, air-conditioning and ventilating system.

(iii) During the Term, Tenant shall have the right (subject to Landlord’s reasonable approval of the plans therefor) to install in the Premises, at Tenant’s sole expense, supplemental HVAC equipment (the “Tenant HVAC System”). The Tenant HVAC System shall include meters or other measuring devices specified by Landlord, installed by Tenant at Tenant’s expense, which meters or other measuring devices shall be connected to the base Building monitoring system and record the hours of operation of the Tenant HVAC System. Tenant hereby requests and Landlord hereby reserves for Tenant during the Term ten (10) tons of condenser water for the Tenant HVAC System which shall be available for use by Tenant twenty-four (24) hours per day, seven (7) days per week. Tenant shall have the right to increase Tenant’s reserved condenser water by up to an additional five (5) tons of condenser water in the aggregate so that Tenant shall have the right to obtain from Landlord an aggregate of fifteen (15) tons of condenser water during the Term, provided, however, such request for an increase in the reserved condenser water must be made by Tenant on or prior to the date this is the six (6) month anniversary of the Commencement Date (“Tenant’s Request Date”). Tenant acknowledges that (x) Landlord will not reserve in excess of fifteen (15) tons of condenser water during the first six (6) months of the Term, (y) if Tenant fails to increase its reserved amount from ten (10) tons to up to fifteen (15) ton of condenser water on or prior to the Tenant’s Request Date, thereafter, Tenant is deemed to have waived its right to reserve such additional five (5) tons of condenser water and Landlord shall have no liability or responsibility if condenser water in excess of ten (10) tons shall not be available for Tenant’s use. Tenant shall pay to Landlord a one-time up-front “tie-in” charge for connection by Tenant to the condenser water so reserved by Tenant in the amount of $1,500 per tap per floor. Tenant shall pay to Landlord, as additional rent, an annual charge (the “Condenser Water Charge”) for the condenser water reserved by Tenant pursuant to the provisions of this Section. As of the date hereof, Tenant’s current Condenser Water Charge is $720 per ton per annum, which amount shall be subject to increase from time to time in a manner applied consistently to Building tenants. Such billing shall be paid by Tenant as Additional Rent within thirty (30) days after Tenant’s receipt thereof. Notwithstanding anything to the contrary contained in this Lease, Tenant shall, at its sole cost and expense, be responsible for the maintenance and repair of the Tenant HVAC System (including the making and maintaining of replacements, if any) and shall surrender the same to Landlord at the expiration or earlier termination of the Term.

(C) Water. Landlord shall furnish adequate hot and cold water for normal drinking, pantry, lavatory and normal cleaning purposes. If Tenant uses water for any other purpose, Landlord may install and maintain, at Tenant’s expense, meters to measure Tenant’s consumption of cold water and/or hot water for such other purpose. Tenant shall reimburse Landlord on demand for the cost of cold water and hot water shown on such meters.

(D) Cleaning. Landlord, at its expense, shall cause the Premises to be cleaned in accordance with the then current Building standard cleaning specifications. The current cleaning specifications, which may be revised by Landlord in its reasonable discretion from time to time (but in no event shall such revisions materially diminish the services provided), are attached hereto as Exhibit B. Tenant shall pay to Landlord within thirty (30) days of demand the reasonable costs incurred by Landlord for (a) extra cleaning work in the Premises required because of (i) misuse or neglect on the part of Tenant or its employees or visitors, (ii) use of portions of the Premises for preparation, serving or consumption of food or beverages, data processing or reproducing operations, private lavatories or toilets or other special purposes requiring greater or more difficult cleaning work than office areas, (iii) unusual quantity of interior glass surfaces (Tenant may request that Landlord specify whether its quantity of interior glass is “unusual” for this purpose at the time of approval of Tenant’s plans), (iv) non-building standard materials or finishes installed by Tenant or at its request (Tenant may request that Landlord specify whether certain materials and finishes are “non-building standard” at the time of approval of Tenant’s plans), and (b) removal from the Premises and the Building of so much of any refuse and rubbish of Tenant as shall exceed that ordinarily accumulated daily in the routine of business office occupancy. Landlord, its cleaning contractor and their employees shall have after-hours access to the Premises and the free use of light, power and water in the Premises as reasonably required for the purpose of cleaning the Premises in accordance with Landlord obligations hereunder.

(E) Elevator. Landlord, at its expense, shall provide public elevator service, passenger and freight, by elevators serving the floor on which the Premises are situated during regular hours on business days, and shall have at least one automatic passenger elevator at all other times. Freight elevators shall be available after hours, subject to Tenant’s payment of expenses then reasonably and customarily charged by Landlord in connection with the use thereof. On the Commencement Date, the charge for after hours use of freight elevators is $108 per hour. Tenant acknowledges that it has been advised that there is a four (4) hour minimum charge for after-hours freight service. Notwithstanding the foregoing, Tenant shall receive up to fifteen (15) hours, in the aggregate, of free after hours freight elevator service to permit Tenant to perform Tenant’s Initial Work (as hereinafter defined) or move into the Premises.

(F) Riser Space. Landlord shall provide, at no charge to Tenant, existing riser space within the Building for Tenant’s telecommunications and data services. Landlord, as part of Landlord’s Work shall install sprinkler loop around the core of the Building for the Premises, in compliance with applicable Legal Requirements.

(G) No Other Services. Landlord shall not be required to furnish any services to the Premises, except as specifically set forth in this Lease.

WINDOW CLEANING:

9. Tenant will not clean, nor require, permit, suffer or allow any window in the Premises to be cleaned, from the outside in violation of Section 202 of the Labor Law or any other applicable Legal Requirements or of the rules of the Board of Standards and Appeals, or of any other board or body having or asserting jurisdiction.

REQUIREMENTS OF LAW, FIRE INSURANCE, FLOOR LOAD:

10. Prior to the commencement of the Term, if Tenant is then in possession or otherwise given access to the Premises, and at all times thereafter, Tenant, at Tenant’s sole cost and expense, shall promptly comply with all Legal Requirements and all orders, recommendations and regulations of the Insurance Services Office or any similar body which shall impose any duty upon Landlord or Tenant with respect to the Premises, or, with respect to the Building, if arising out of Tenant’s particular use or manner of use (as opposed to general office use) of the Premises. Nothing herein shall require Tenant to upgrade any of the major mechanical or Building systems (unless such upgrade becomes necessary as a result of any Alterations made by Tenant to the Premises) or to make structural repairs or alterations under this Article 10 unless (i) Tenant’s particular use or manner of use (as opposed to general office use) of the Premises violated any such Legal Requirements or orders, recommendations or regulations with respect thereto or (ii) the same relate or are otherwise necessary as a result of any Alterations. Tenant may, after securing Landlord to Landlord’s reasonable satisfaction against all damages, interest, penalties and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, by cash deposit or by surety bond in an amount and in a company reasonably satisfactory to Landlord, contest any such Legal Requirements, recommendations or regulations provided same is done with all reasonable promptness and provided such appeal shall not subject Landlord to any civil liability, prosecution for a criminal offense. Tenant shall not do or permit any act or thing to be done in or to the Premises which is contrary to Legal Requirements, or which will invalidate or be in conflict with public liability, fire or other policies of insurance at any time carried by or for the benefit of Landlord with respect to the Premises or the Building, nor shall Tenant keep anything in the Premises except as now or hereafter permitted by the Insurance Services Office or other authority having jurisdiction, and then only in such manner so as not to increase the rate for fire insurance applicable to the Building. Tenant shall pay all costs, expenses, fines, penalties, or damages, which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Article and if by reason of such failure the fire insurance rate shall, at the beginning of this Lease or at any time thereafter, be higher than it otherwise would be, then Tenant shall reimburse Landlord, as additional rent hereunder, for that portion of all fire insurance premiums thereafter paid by Landlord which shall have been charged because of such failure by Tenant, and shall make such reimbursement upon the first day of the month following such outlay by Landlord. In any action or proceeding wherein Landlord and Tenant are parties a schedule or “make-up” of rate for the Building or the Premises issued by the Insurance Services Office, or other body making fire insurance rates applicable to the Premises shall be conclusive evidence of the facts therein stated and of the several items and charges in the fire insurance rate then applicable to the Premises. Tenant shall not place a load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry and which is allowed by law. Landlord reserves the right in its reasonable discretion to prescribe the weight and position of all safes, business machines and mechanical equipment. Such installation shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient, in Landlord’s reasonable judgment, to absorb and prevent vibration, noise and annoyance.

SUBORDINATION:

11. (A) The rights of Tenant under this Lease shall be and are subject and subordinate at all times to all ground leases, and/or underlying leases, if any, now or hereafter in force against the Property, and to each and every mortgage that may now or hereafter be placed by Landlord on its interest in the Property, and to all modifications, consolidations, replacements and extensions thereof. This Article is self-operative and no further instrument of subordination shall be required. In confirmation of such subordination Tenant shall promptly execute such further instruments as may be reasonably requested by Landlord. In the event of the enforcement by such mortgagee or lessor of the remedies provided for by the mortgage or lease, if such mortgagee or lessor or any successors or assigns of such mortgagee or lessor shall succeed to the interest of Landlord under this Lease, whether through possessory or foreclosure action or a deed in lieu of foreclosure or otherwise, and this Lease shall not be terminated or affected by such foreclosure or any such proceedings, Tenant, at the election of such mortgagee or lessor or its successors or assigns, shall attorn to and recognize such mortgagee or lessor (or its successors or assigns) as its landlord upon the terms contained in this Lease to the same extent and in the same manner as if this Lease was a direct lease between such mortgagee or lessor (or its successors or assigns) and Tenant, except that such mortgagee or lessor (or its successors or assigns), whether or not it shall have succeeded to the interest of Landlord under this Lease, shall not (i) have any liability for refusal or failure to perform or complete any work required to be performed by Landlord under this Lease to prepare the Premises for occupancy in accordance with the provisions of this Lease or otherwise (other than Landlord’s Work), (ii) be liable for any act, omission or default of any prior landlord under this Lease except for a default continuing after any such succession, (iii) be subject to any offsets, claims or defenses which shall have theretofore accrued to Tenant against any prior landlord under this Lease, (iv) be bound by any rent or additional rent which Tenant might have paid to any prior landlord for more than one (1) month in advance, (v) be liable for the return of any security deposit unless such security shall actually be received by such superior mortgagee or superior lessor (or its successor or assigns) and/or (vi) be bound by any cancellation, abridgement, surrender, modification or amendment of this Lease, without the prior written consent of such mortgagee or lessor (or its successors or assigns), unless the same shall be expressly provided in this Lease. Upon request by such party, Tenant shall execute and deliver an instrument or instruments confirming such attornment.

(B) Notwithstanding anything to the contrary contained in this Article, the subordination provided for herein with respect to any current superior underlying or ground lease or any current superior mortgage is subject to delivery of a SNDA (as hereinafter defined) on such superior lessor’s or mortgagee’s, as the case may be, standard form in accordance with the terms hereof. In addition, Landlord shall use commercially reasonable efforts to obtain for the benefit of Tenant from any future superior lessor and/or future mortgagee which hereafter affects the Land a recognition agreement or a subordination, non-disturbance agreement, as applicable (in either case, hereinafter referred to as a “SNDA”), on such superior lessor’s or mortgagee’s, as the case may be, standard form of SNDA. Notwithstanding the previous sentence, in no event shall Landlord be required to request a SNDA from any future superior mortgagee or superior lessor if Tenant shall then be in default hereunder beyond applicable notice and/or cure periods. Landlord shall have no liability to Tenant if Tenant does not execute the standard form of SNDA provided by any superior mortgagee or superior lessor or if any future mortgagee or superior lessor refuses to execute and/or deliver an SNDA to Tenant (in which event this Lease shall not be subject and subordinate to any such future mortgage or superior underlying or ground lease) or, if executed and delivered, such mortgagee or superior lessor does not abide by the terms thereof. In connection with any SNDA, Tenant must promptly provide to the superior lessor or the mortgagee, as the case may be, all such information as the superior lessor or the future mortgagee, as the case may be, may reasonably require, including, but not limited to, any reasonably requested financial statements of Tenant. In no event shall Landlord be required to (i) pay any consideration to any mortgagee or ground lessor, or (ii) alter any of the monetary terms of the mortgage, the ground lease or this Lease, or (iii) commence any action against any ground lessor or mortgagee in order to obtain a SNDA. Tenant shall be solely responsible for the payment of any costs imposed by any such superior mortgagee or superior lessor, including, without limitation, reasonable attorneys’ fees and disbursements, in connection with the review of this Lease, the preparation and delivery of such party’s standard form of SNDA and any negotiation thereof.

PROPERTY LOSS, DAMAGE, REIMBURSEMENT, INDEMNITY:

12. (A) Neither Landlord nor Landlord’s agents, members, officers, directors, shareholders, partners or principals (disclosed or undisclosed) shall be liable to Tenant or Tenant’s agents, employees, contractors, invitees or licensees (collectively, “Tenant Party”) or any other occupant of the Premises for any damage to property of Tenant or of others entrusted to employees of the Building, nor for any injury to Tenant or to any other person or for any damage to, or theft or other loss of, any of Tenant’s property or of the property of any other person resulting from any cause of whatsoever nature, unless due to the gross negligence or willful acts of Landlord or Landlord’s agents; provided, however, that even if due to any such gross negligence or willful acts of Landlord or Landlord’s agents, Tenant waives, to the fullest extent permitted by law, any claim for consequential damages in connection therewith; nor shall Landlord or its agents be liable for any such damage caused by other tenants or persons in, upon or about the Building or caused by operations in construction of any private, public or quasi public work. If at any time any windows of the Premises are temporarily closed, darkened or bricked up (or permanently closed, darkened or bricked up, if required by law) for any reason whatsoever (but excluding Landlord’s own acts), Landlord shall not be liable for any damage Tenant may sustain thereby and Tenant shall not be entitled to any compensation therefor nor abatement or diminution of rent nor shall the same release Tenant from its obligations hereunder nor constitute an eviction.

(B) Except to the extent any claim shall arise from or as a result of the willful act or negligence of Landlord, its agents, servants, employees or invitees, Tenant shall indemnify and save harmless Landlord and the Building manager against and from all liabilities, obligations, damages, penalties, claims, costs and expenses including reasonable attorneys’ fees and disbursements, paid, suffered or incurred in connection with or arising from (i) any breach by Tenant or any Tenant Party of any obligation of this Lease on Tenant’s part to be performed, or (ii) the negligence or willful acts of Tenant or any Tenant Party or any other person or entity claiming through Tenant, or (iii) the use or occupancy of the Premises by Tenant, Tenant Party or any person or entity claiming through Tenant, or (iv) any acts, omissions or negligence of Tenant, Tenant Party or any such person or entity, or the contractors, agents, employees, invitees or licensees of Tenant or any such person or entity, in or about the Premises or the Property. Tenant shall pay to Landlord as Additional Rent, within thirty (30) days following rendition by Landlord to Tenant of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section. Tenant’s liability under this Lease extends to the acts and omissions of any Tenant Party and any subtenant. In case any action or proceeding is brought against Landlord by reason of any such claim, Tenant, upon notice from Landlord, will, at Tenant’s expense, resist or defend such action or proceeding by counsel approved by Landlord in writing, such approval not to be unreasonably withheld (and Landlord hereby agrees that counsel selected by Tenant’s insurance carrier shall be deemed acceptable). In connection with such indemnity, (a) Landlord shall promptly notify Tenant of the relevant claim or action (it being agreed that the timing of said notice shall not be a condition to the effectiveness of the foregoing indemnity), (b) Landlord shall reasonably cooperate with Tenant in Tenant’s defense of such claim or action, provided that Landlord shall not incur any expense thereby, (c) prior to Tenant’s settlement of any such claim or action, Tenant shall request Landlord’s consent thereto, such consent not to be unreasonably withheld and (d) if Tenant shall request that Landlord settle such claim or action, and Tenant shall deliver to Landlord the necessary funds to do so (together with all other amounts due or payable to Landlord in connection with this indemnity), Landlord shall accede to such request in any case where the only relief being sought by the claimant or plaintiff in any proposed settlement is monetary damages and Landlord and parties related to Landlord are absolutely and unconditionally released in connection therewith.

(C) Landlord shall indemnify and save harmless Tenant and its respective directors, officers, principals, shareholders, agents and employees against and from all liabilities, obligations, damages, penalties, claims, costs and expenses including reasonable attorneys’ fees and disbursements, paid, suffered or incurred in connection with or arising from any occurrence in the Building resulting from (i) the management of the Property by Landlord or any work or thing done or any condition created by Landlord, its agents, servants, employees, contractors or invitees, (ii) any act, omission or negligence of Landlord, its agents, employees, contractors or invitees, and (iii) any breach or default by Landlord in the performance of its obligations under this Lease, unless such claim shall arise as a result of the willful act or negligence of Tenant, its agents, servants, employees or invitees or except as otherwise provided in this Lease.

(D) Tenant shall look only to Landlord’s estate and interest in the Property (including rental or sales proceeds, or the net unused insurance or condemnation proceeds from any casualty or condemnation thereof) for the satisfaction of Tenant’s remedies or for the collection of a judgment (or other judicial process) requiring the payment of money by Landlord in the event of any default by or liability of Landlord under this Lease, and no other property or assets of Landlord and no property of any officer, member, employee, director, shareholder, partner or principal of Landlord shall be subject to levy, execution or other enforcement procedure for the satisfaction of Tenant’s remedies under or with respect to this Lease, the relationship of Landlord and Tenant hereunder or Tenant’s use or occupancy of the Premises.

(E) The provisions of this Article shall survive the expiration or sooner termination of this Lease.

(F) Tenant shall have no liability for any consequential, indirect or punitive damages that Landlord suffers, other than as set forth in Section 38(A) of this Lease. Landlord shall have no liability for any consequential, indirect or punitive damages that are suffered by Tenant or any person claiming by, through or under Tenant.

DESTRUCTION, FIRE AND OTHER CASUALTY:

13. (A) If the Building or the Premises shall be partially or totally damaged or destroyed by fire or other cause, then, whether or not the damage or destruction shall have resulted from the fault or neglect of Tenant, or its employees, agents or visitors (and if this Lease shall not have been terminated as in this Article hereinafter provided), Landlord shall repair the damage and restore and rebuild the Building and/or the Premises, at its expense, with reasonable dispatch after notice to it of the damage or destruction; provided, however, that Landlord shall not be required (i) to repair or replace any of Tenant’s property, or (ii) to restore any Alterations (including, but not limited to, any Specialty Alterations) installed by or on behalf of Tenant.

(B) If the Building or the Premises shall be partially damaged or partially destroyed by fire or other casualty, the rents payable hereunder shall be abated to the extent that the Premises shall have been rendered untenantable and for the period from the date of such damage or destruction to the date which is ninety (90) days after the damage shall be repaired or restored. If the Premises or a major part thereof shall be totally (which shall be deemed to include substantially totally) damaged or destroyed or rendered completely (which shall be deemed to include substantially completely) untenantable on account of fire or other cause, the rents shall abate as of the date of the damage or destruction and until the date which is ninety (90) days after Landlord shall have repaired, restored and rebuilt the Building and the Premises, provided, however, that if Tenant reoccupies a portion of the Premises during the period the restoration work is taking place and prior to the date that the same are made completely tenantable, rents allocable to such portion shall be payable by Tenant from the date of such occupancy.

(C) If the Building and/or the Premises are damaged by fire or other casualty such that, in Landlord’s reasonable estimate, the Premises cannot be restored within three hundred sixty-five (365) days from the date of the casualty, Landlord shall give notice of such estimate to Tenant within one hundred twenty (120) days from the date of the casualty. Tenant shall have sixty (60) days from the date of such notice to elect to terminate this Lease by giving written notice to Landlord, and such termination shall be effective as of the date of Tenant’s notice. If Tenant shall not have elected to terminate this Lease as set forth above (or is not otherwise entitled to terminate this Lease pursuant to the provisions hereof), then such damage shall be repaired by and at the expense of Landlord as set forth above. In addition, if such repair work is not substantially completed within such three hundred sixty-five (365) day period, Tenant shall again have the right to terminate this Lease by notice given to Landlord within fifteen (15) days following the expiration of such three hundred sixty-five (365) day period (time being of the essence), in which case the term of this Lease shall expire on the fifth (5th) day following receipt of such notice by Landlord as if such date were the Expiration Date and Tenant shall vacate the Premises and surrender the same to Landlord by such date in accordance with the provisions of this Lease as if such date were the Expiration Date.

(D) If the Building or the Premises shall be totally damaged or destroyed by fire or other cause, or if the Building shall be so damaged or destroyed by fire or other cause (whether or not the Premises are damaged or destroyed) (i) such that 25% or more of the Building is rendered untenantable, (ii) the general Building systems are rendered inoperable and, in Landlord’s reasonable estimate, cannot be repaired within three hundred sixty-five (365) days from the date of the damage, or (iii) within the last two (2) years of the Term, Landlord may terminate this Lease as of the date of the casualty by giving Tenant notice to such effect within one hundred twenty (120) days after the date of the casualty. If during the last twelve (12) months of the Term, the Premises or the Building are totally damaged or rendered wholly unusable by fire or other casualty so that Tenant is unable to use the Premises for the uses permitted hereunder and Tenant actually vacates the Premises as a result thereof, then Tenant shall have the right to terminate this Lease by notice given to Landlord within thirty (30) days after such fire or casualty (time being of the essence), in which case the Term of this Lease shall expire on the fifth (5th) day following receipt of such notice by Landlord and Tenant shall vacate the Premises and surrender the same to Landlord by such date in accordance with the provisions of this Lease as if such date were the Expiration Date.

(E)  If Landlord or Tenant does not elect to so terminate this Lease as aforesaid, Landlord shall undertake the repair of the damage and restoration and rebuilding of the Building and/or the Premises with reasonable promptness, subject to reasonable delays for insurance adjustment and/or Unavoidable Delay. “Unavoidable Delay” shall mean any strikes, labor troubles or accident, or by any cause whatsoever beyond Landlord’s reasonable control, including legal requirements, governmental preemption in connection with a national emergency, shortages, or unavailability of labor, fuel, steam, water, electricity or materials, Tenant Delay, delays caused by other tenants or other occupants of the Building, acts of God, enemy action, civil commotion, fire or other casualty.

(F) No damages, compensation or claim shall be payable by Landlord for inconvenience, loss of business or annoyance arising from any repair or restoration of any portion of the Premises or of the Building pursuant to this Article.

(G) Each party agrees to include in each of its policies insuring against loss, damage or destruction by fire, a waiver of the insurer’s right of subrogation against the other party in connection with any loss or damage covered by any such policy or permission to release third parties from liability resulting from such casualties. If such waiver or permission shall not be, or shall cease to be, obtainable without additional charge or at all, the insured party shall promptly so notify the other party. In any case in which such waiver or permission shall cease to be obtainable without additional charge, if the other party shall so elect and shall pay the insurer’s additional charge therefor, such waiver or permission shall be included in the policy.

(H) Nothing contained hereinabove shall relieve Tenant from liability that may exist as a result of damage from fire or other casualty. Notwithstanding the foregoing, each party shall look first to any insurance in its favor before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and, except as herein provided, to the extent that such insurance is in force and collectible and to the extent permitted by law, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise. The foregoing release and waiver shall be in force only if both releasors’ insurance policies contain a clause providing that such a release or waiver shall not invalidate the insurance and also, provided that such a policy can be obtained without additional premiums.

(I) Tenant acknowledges that Landlord will not carry insurance on Tenant’s furniture, furnishings and other personal property or any Alterations (including, but not limited to, any Specialty Alterations) installed by or on behalf of Tenant and agrees that Landlord will not be obligated to insure or repair any damage thereto or replace the same and unless this Lease is terminated as provided in this Article 13, Tenant shall promptly repair, restore and/or replace the same regardless if the insurance proceeds therefor are sufficient for the same.

(J) This Article shall be considered an express agreement governing any casualty or damage to or destruction of the Building or any part thereof by fire or other casualty, and Section 227 of the Real Property Law of the State of New York providing for such a contingency in the absence or such express agreement, and any other law of like import now or hereafter enacted, shall have no application in such case.

EMINENT DOMAIN:

14. If the whole or any material part of the Premises shall be acquired or condemned by eminent domain for any public or quasi public use or purpose, then and in that event, the term of this Lease shall cease and terminate from the date of title vesting in such proceeding and Tenant shall have no claim for the value of any unexpired term of this Lease. Tenant acknowledges that Landlord shall be entitled to receive the entire compensation or award therefor. Notwithstanding the foregoing, Tenant may make a separate claim in any eminent domain proceeding (affecting all or any portion of the Premises) solely for the then value of Tenant’s property and/or for any moving expenses incurred by Tenant in connection therewith, provided that such award shall not result in a reduction of the award made to Landlord in connection therewith. If only a non-material part of the Premises shall be acquired or condemned by eminent domain as aforesaid and this Lease shall not be terminated, this Lease and the term of this Lease shall continue in full force and effect, provided, however, that from and after the date of the vesting of title, the Minimum Rent and Additional Rent shall be equitably reduced to include only that portion of the Premises that was not acquired or condemned by eminent domain.

ASSIGNMENT, SUBLETTING, ETC.:

15. (A) Tenant expressly agrees that neither this Lease nor any part hereof nor the interest of Tenant in any sublease or the rentals thereunder, shall, by operation of law or otherwise, be assigned, mortgaged, encumbered or otherwise transferred by Tenant or Tenant’s successors in interest and neither the Premises, nor any part thereof, nor any Tenant’s property shall be encumbered in any manner nor sublet or used or occupied for concession or desk space or for mailing privileges, without the prior consent of Landlord in each instance except as otherwise expressly provided in this Article 15. For purposes of this Article 15, (i) the issuance of interests in Tenant, any Guarantor (as hereinafter defined) or any subtenant (whether stock, partnership interests, membership interests in a limited liability company or otherwise) to any person or group of related persons, whether in a single transaction or a series of transactions, in such quantities that after such issuance control of Tenant, Guarantor or any party with the ability to effectively control or direct the business decisions of such party, shall have changed, shall be deemed an assignment of this Lease or such sublease, as the case may be, (ii) a transfer of more than fifty percent (50%) in interest of Tenant, Guarantor or any subtenant by any party or parties in interest whether in a single transaction or a series of transactions shall be deemed an assignment of this Lease, or such sublease, as the case may be, (iii) a take-over agreement with respect to the Premises or any portion thereof shall be deemed an assignment of this Lease, (iv) any person or legal representative of Tenant, to whom Tenant’s interest under this Lease passes by operation of law, or otherwise, shall be bound by the provisions of this Article 15, and (v) any amendment or extension of a sublease shall be deemed a sublease. Notwithstanding the foregoing, if Tenant is a corporation whose stock is publicly traded on a nationally recognized stock exchange (including, without limitation, an initial public offering), then clauses (i) and (ii) of the preceding sentence shall not be applicable to the issuance of stock or one or more transfers of stock or other beneficial interest in Tenant (whether or not more than fifty percent (50%) of the stock or other beneficial interest in Tenant is so transferred other than to those deemed “insiders” within the meaning of the Securities Exchange Act of 1934, as amended). Any assignment (or deemed assignment), sublease (or deemed sublease), license, concession, mortgage, pledge, encumbrance or transfer by Tenant in contravention of this Article 15 shall be void.

(B) If this Lease be assigned, or if the Premises or any part thereof be underlet or occupied by anybody other than Tenant, whether or not in violation of this Article 15, Landlord may, after default by Tenant, collect rent from the assignee, under-tenant or occupant, and apply the net amount collected to the rent herein reserved, but no such assignment, underletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, under-tenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained. The consent by Landlord to an assignment or underletting shall not in any way be construed to relieve Tenant from obtaining the express consent in writing of Landlord to any further assignment or underletting, which consent shall be granted or withheld based upon the same criteria as provided in this Article which is applicable to an assignment or underletting by Tenant, except to the extent such consent is not required under the express terms of this Article.

(C) (i) If Tenant desires to assign this Lease or sublet the Premises in whole or in part, Tenant shall submit to Landlord a written request for Landlord’s consent to such assignment or subletting, which request shall be accompanied by the following information (such request shall be referred to herein as “Tenant’s Offer”): (i) the name and address of the proposed assignee or subtenant; (ii) a term sheet or letter of intent signed by Tenant and the proposed assignee or proposed subtenant setting forth the terms of the proposed assignment or subletting; (iii) the nature and character of the business of the proposed assignee or subtenant and of its proposed use of the Premises; (iv) current financial information; (v) in the case of a proposed subletting, a description of the proposed sublet space; and (vi) any other information as Landlord may reasonably request with respect to the proposed assignee or subtenant. Landlord shall have the option, to be exercised by notice given to Tenant within thirty (30) days after the later of (a) receipt of Tenant’s request for consent or (b) receipt of such further information as Landlord may reasonably request pursuant to clause (vi) above, to require a surrender of the Premises or the proposed sublet space as of a date to be specified in said notice (the “Termination Date”) which shall be not earlier than one (1) day before the effective date of the proposed assignment or subletting or later than thirty-one (31) days after said effective date, in which event Tenant shall vacate and surrender the Premises or the proposed sublet space on or before the Termination Date and the term of this Lease relating to the Premises, or in the case of a subletting, relating to such sublet space shall end on the Termination Date as if that were the Expiration Date.

(D) In the event that Landlord shall not exercise the option to cancel this Lease as above provided in Section 15(C) within thirty (30) days after the receipt of both Tenant’s Offer and all other information required to be delivered by Tenant pursuant to Section 15(C), then Landlord’s consent (which must be in writing and in form reasonably satisfactory to Landlord) to a proposed assignment of this Lease or proposed subletting of all or a part of the Premises shall not be unreasonably withheld following the satisfaction of the following conditions:

(a) in Landlord’s reasonable discretion, the proposed assignee or subtenant is a reputable person of good character and with sufficient financial worth considering the responsibility involved, and Landlord has been furnished with reasonable proof thereof;

(b) in the reasonable opinion of Landlord the nature of the business of the proposed assignee or sublessee would not result in an excessive burden upon the loading facilities, elevator facilities and/or other systems of the Building;

(c) the rental and other terms and conditions of the sublease or the assignment, as applicable, are upon the substantially the same economic and substantially the same non-economic terms (i.e., in each instance, there is not a variance in such terms of more than 5%) as those contained in the Offer;

(d) Tenant shall not have (1) advertised or publicized in any way the availability of the Premises without prior notice to, and approval by, Landlord, which approval Landlord agrees not to unreasonably withhold, nor shall any advertisement state the rental rate or the name (as distinguished from the address) of the Building or (2) advertised any rental rate for the Premises (or any portion thereof) with respect to any such proposed assignment or subletting;

(e) if a sublease, any such subletting shall result in there being no more than three (3) occupants (including Tenant but excluding any Space Sharer (as hereinafter defined)) at the Premises;

(f) on the date of the Offer and on the effective date of such assignment or sublease, Tenant is not in default hereunder beyond the expiration of any applicable notice and/or grace period;

(g) If Landlord shall then have any comparable space in the Building, neither (1) the proposed assignee or sublessee nor (2) any person that, directly or indirectly controls, is controlled by, or is under common control with, the proposed assignee or sublessee, is then an occupant or tenant of any part of the Building nor negotiating to lease space in the Building (as used in this clause (g), the term “negotiating” shall mean that either Landlord or such assignee or subtenant shall have submitted a proposed term sheet or letter of intent to the other for the leasing of space in the Building and, in the good faith determination of Landlord, negotiations with respect to such proposal are continuing); and

(h) the proposed assignee or sublessee is a person or domestic entity fully subject to the jurisdiction of the Courts of the State, City and County of New York, without immunity of any kind.

(E) No assignment or sublease shall be valid, and no assignee or subtenant shall take possession of the Premises until an executed counterpart of such assignment or sublease has been delivered to Landlord, which sublease or assignment agreement, as applicable, shall be in form reasonably satisfactory to Landlord and shall comply with the applicable provisions of this Article 15.

(F) Each sublease shall expressly provide that it is subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and that, in the event of any termination, re-entry, or dispossess by Landlord under this Lease, Landlord may, at its option, take over all of the right, title and interest of Tenant as sublandlord under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not (a) be liable for any previous act or omission of Tenant under such sublease, (b) be subject to any offset, not expressly provided in such sublease, that theretofore accrued to such subtenant against Tenant or (c) be bound by any previous modification of such sublease not approved in writing by Landlord or by any prepayment of more than one month’s minimum rent or any additional rent then due.

(G) In the event that either (a) Tenant fails to consummate a proposed assignment or subletting that was the subject of an Offer within one hundred twenty (120) days after Landlord’s election (or deemed election) not to recapture as contemplated by Section 15(C) above or (b) if Tenant consummates an assignment or sublease transaction, as the case may be, and any of economic terms or material non-economic terms substantially varies from the corresponding terms set forth in the Offer (i.e., in each instance, there is not a variance in the economic terms of more than five percent (5%)), then in either case of clause (a) or (b) the provisions of Sections 15(C) and 15(D) shall again apply (and in the case of clause (b) of this clause (iv), such provisions shall apply to such assignment or sublease transaction, notwithstanding that Tenant consummated the same) and Tenant shall be required to submit a new Offer (together with the information required to be delivered in connection therewith) if Tenant still desires to assign this Lease or sublease all or any part of the Premises, whether pursuant to such consummated assignment or sublease transaction or otherwise.

(H) Any assignment or transfer shall be made only if, and shall not be effective until, the assignee shall execute, acknowledge and deliver to Landlord an agreement, in form and substance reasonably satisfactory to Landlord, whereby the assignee shall assume all of the obligations of this Lease on the part of Tenant to be performed or observed.

(I) In the event of any assignment of this Lease or any subletting, fifty percent (50%) of any rentals and/or consideration paid or payable by the assignee of this Lease or sublessee of the Premises in excess of the rentals reserved and/or payable under this Lease (on a per square foot basis) shall be paid by Tenant as and when received by Tenant to Landlord as additional rent, after deducting from such excess, the Permitted Expenses (as hereinafter defined) proven to have been incurred by Tenant in effecting such assignment or sublease, as the case may be, appropriately pro rated (if a sublease) over the term of the sublease. For the purposes hereof, “Permitted Expenses” shall mean brokerage fees, reasonable attorneys’ fees and disbursements in negotiating such assignment or sublease, advertising costs, reasonable concessions to the assignee or sublessee, including, without limitation, free rent or work contributions to the assignee or subtenant, and the costs incurred in connection with alterations, decorations and installations made by Tenant pursuant to the terms of such assignment or sublease, as the case may be, to prepare the space for occupancy by the assignee or sublessee. For purposes of this Section 15(I), consideration paid to Tenant shall include, without limitation, any consideration paid for or on account of any leasehold improvements, fixtures, furnishings, equipment and/or other personnel property in the Premises which are in excess of the then unamortized costs thereof as shown on Tenant’s books and records. Such unamortized cost shall be determined in accordance with generally accepted accounting principles and consistent with Tenant’s customary accounting practices. If part of the consideration for such sublease or assignment shall be payable in other than in cash, Landlord’s share of such non-cash consideration shall be in such form as is reasonably satisfactory to Landlord.

(J) Notwithstanding any provision to the contrary contained herein, Tenant may, without obtaining Landlord’s consent (but subject to compliance with the requirements of this Section 15(J) and without being subject to the consideration or profit sharing, recapture or cancellation provisions of this Article), (i) assign or transfer this Lease to a corporation or other entity into which Tenant shall be merged or consolidated (a “successor entity”) or an entity which acquires all or substantially all of the assets, stock, or other equity interest of Tenant (an “acquiring entity”), or (ii) assign this Lease or sublet the entire Premises to an entity which controls, is controlled by, or is under common control with Tenant (a “related entity”) provided that in all such cases: (a) Tenant shall not be in default hereunder beyond the expiration of any applicable notice and/or cure period at the time of such sublet or assignment; (b) the principal purpose of such transfer or acquisition is not the acquisition of Tenant’s interest in this Lease and is not made to circumvent the provisions of this Article; (c) in the case of an assignment to a successor entity or acquiring entity, such successor entity or acquiring entity has a net worth, computed in accordance with generally accepted accounting principles, exclusive of good will and general intangibles and the impact of consolidated variable interest entities (the “Net Worth”), immediately following such merger or acquisition which is at least equal to the Net Worth of Tenant immediately prior to such merger, consolidation or acquisition; (d) in the case of a subletting to a related entity, the rights granted to Tenant and such related entity pursuant to this Section shall be for only so long as such person or entity shall remain a related entity and at such time as such person or entity shall no longer be a related entity the rights accorded to Tenant by this Section shall not apply and (x) if a subletting, Tenant shall promptly comply with all of the terms and conditions of this Article 15 or (y) if a Desk Sharing Arrangement, Tenant shall immediately terminate such Desk Sharing Arrangement, (e) there shall have been delivered to Landlord, prior to the effective date of such assignment or subletting, (1) in the case of an assignment to a successor entity or acquiring entity, proof satisfactory to Landlord of the Net Worth of the assignor and such assignee, and which shall be evidenced by certified financial statements prepared by their respective independent certified public accountants in a form reasonably satisfactory to Landlord, or (2) in the case of a subletting or assignment to a related entity, proof satisfactory to Landlord that such sublessee or assignee is a related entity (which proof shall include, among other things, an affidavit of a senior officer or a managing member of Tenant affirming the related entity relationship); (f) there shall have been delivered to Landlord, within ten (10) days after the effective date of such assignment or subletting, a duplicate original of the assignment or sublease instrument; (g) in the event of an assignment, there shall have been delivered to Landlord, within ten (10) days after the effective date of such assignment, an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the assignee, in which such assignee assumes (as of the effective date of such assignment) observance of and performance of, and agrees to be bound by, all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed; (h) in the event of a subletting, Landlord shall have received, within ten (10) days after the effective date of such subletting, an instrument in form and substance reasonably satisfactory to Landlord, duly executed by the sublessee, in which such sublessee agrees that in the event of a termination of this Lease, such sublessee shall, at Landlord’s election, attorn to Landlord upon all of the terms and conditions of this Lease or, at Landlord’s election, enter into a new lease with Landlord upon all of the then executory terms and conditions of such sublease with respect to the premises so subleased; (i) Landlord shall have received, within ten (10) days after the effective date of such assignment or subletting, an instrument in form and substance acceptable to Landlord, duly executed by such assignee or sublessee, in which such assignee or sublessee consents to the exclusive jurisdiction of the courts of New York State and the Federal courts located in the County of New York, State of New York, but the organization of the entity in the State of New York and such entity being in good standing and subject to service of process to the Secretary of State of the State of New York shall be sufficient.

(K) In no event shall any assignment or subletting (including any assignment not requiring Landlord’s consent hereunder) release or relieve Tenant from its obligations fully to perform all of the terms, covenants and conditions of this Lease on Tenant’s part to be performed.

(M) In the case of any subletting which includes any space which is less than the entire Premises, Tenant, at its sole cost and expense, shall (A) make or cause to be made, at no expense to Landlord, such Alterations as may be required or reasonably deemed necessary to provide reasonably appropriate means of ingress and egress from the sublet space (which means of ingress and egress shall conform to all applicable Legal Requirements and insurance requirements and all Alterations relating thereto shall be subject to the provisions of Article 7 hereof), and (B) physically separate the sublet space from the balance of the Premises in such commercially reasonable manner that the configuration of the sublet space, the Premises and the balance of the floor would not inhibit, in Landlord’s reasonable discretion, Landlord’s ability to independently lease the sublet space or the balance of the floor to one (1) or more office tenants for general and executive office use.

(N) Tenant shall reimburse Landlord (whether or not the proposed transaction is consummated), within thirty (30) days after demand, for all reasonable costs incurred by Landlord in connection with any assignment or sublease (whether or not, in either instance, Landlord’s consent is required therefor) or sublease, including the costs of making investigations as to the acceptability of the proposed assignee or subtenant (or whether such proposed assignee or subtenant satisfies the conditions set forth in this Article 15) and reasonable attorney’s fees and disbursements incurred in connection with the granting or reviewing of any matters reasonably related to any such assignment, subletting or other transfer.

(O) Notwithstanding anything herein to the contrary, Tenant may, without Landlord’s consent, permit third parties (individually, a “Space Sharer”) to use a portion of the Premises in common with Tenant which shall not exceed five (5) desks in the Premises (each a “Desk Sharing Arrangement”), provided that (i) such Desk Sharing Arrangement will terminate automatically upon a default occurring and continuing beyond any applicable notice and grace period under this Lease; (ii) any Space Sharer shall use the Premises in conformity with all applicable provisions of this Lease; (iii) in no event shall the use of any portion of the Premises by a Space Sharer create or be deemed to create any right, title or interest in or to the Premises for such Space Sharer; and (iv) the portion of the Premises occupied by any Space Sharer and the portion of the Premises occupied by Tenant shall not be, and shall not be required by law to be, separated by legal demising walls within the Premises or so as to create separate entrances from the elevator landing or public corridors. Any such use of all or any portion of the Premises by such Space Sharer shall not relieve Tenant of any of its obligations or liabilities under this Lease.

ELECTRIC CURRENT:

16. (A) Landlord will furnish electricity to Tenant through presently installed electrical facilities for Tenant’s reasonable use of such lighting, electrical appliances, supplemental air conditioning systems, ordinary office equipment, and such other equipment as Tenant may be permitted to install in the Premises.

(B) Landlord shall furnish to the Premises, through the existing transmission facilities installed by Landlord in the Building, alternating electric current subject to and upon the terms of Section 16(C) hereof. Electric current provided to Tenant shall be measured by meter or meters provided and installed by Landlord at Landlord’s cost at such location or locations as Landlord shall select and Tenant shall pay monthly to Landlord such amounts (which shall be computed by using the Electric Rates, as hereinafter defined), paid by Landlord plus (as an administrative fee) an additional seven percent (7%) of such computed amount as may be billed by Landlord to Tenant therefor on the basis of Tenant’s consumption of alternating current in the Premises. If Tenant shall fail to pay any such amount within thirty (30) days after billing, Tenant shall pay Landlord interest thereon at the then Interest Rate until such bill shall be fully paid plus any of Landlord’s reasonable attorneys’ fees, costs and expenses paid or incurred in collecting on such bill(s).

(C) Landlord agrees that risers, panel boxes, meters, feeders and wiring will be installed in the Building sufficient to furnish electrical service to the Premises of six (6) watts, connected load, per useable square foot of the Premises (exclusive of base building HVAC but inclusive of any Tenant’s HVAC System), available for use by Tenant (the “Electrical Capacity”), which Electrical Capacity may be distributed by Tenant within the Premises at Tenant’s sole cost and expense. Tenant agrees that at all times its use of electrical current shall not exceed the Electrical Capacity. Landlord and its agents shall be permitted access to the electric closets and the meters. Tenant shall supply, at Tenant’s cost, adequate electric lighting and electric power to Landlord or Landlord’s contractors to clean or make repairs in the Premises.

(D) Landlord shall not be liable in any way to Tenant for any failure or defect in the supply or character of electric energy, or other utilities furnished to the Premises, except to the extent caused by the negligence or willful misconduct of Landlord. Tenant’s use of electric energy in the Premises shall not at any time exceed the Electrical Capacity. In order to ensure that the Electrical Capacity is not exceeded, Tenant agrees not to connect any additional electrical equipment, fixtures, machinery or appliances of any type to the Building electric distribution system, other than lamps, printers, typewriters, personal computers, local area network services, work stations, trading desks, copy machines, fax machines, telecommunication and audio/video equipment and other small office machines which consume comparable amounts of electricity, without Landlord’s prior written consent which consent shall not be unreasonably withheld. Any additional risers, feeders, or other equipment proper or necessary to increase available electrical capacity to the extent permitted by Landlord or under this Lease or to supply Tenant’s electrical requirements (including, such reasonable requirements that may be necessary for any of Tenant’s supplemental HVAC System installed by Tenant in the Premises), upon written request of Tenant, will be installed by Landlord at the sole cost and expense of Tenant, if, in Landlord’s reasonable judgment, the same are necessary and will not cause or create a hazardous condition or entail excessive or unreasonable alterations, repairs or expense or interfere with or disturb other tenants (taking into account the future needs of existing and future occupants of space in the Building (whether or not such space is then vacant) as well as Landlord’s existing and future reasonable needs in the operation of the Building) or cause permanent damage or injury to the Building. Landlord’s approval of any electrical alterations or changes shall not be deemed a representation that the same comply with applicable codes or other legal requirements. Landlord, its agents and engineers and consultants may survey the electrical fixtures, appliances and equipment in the Premises and Tenant’s use of electrical energy therein from time to time to determine whether Tenant is complying with its obligations under this Article.

(E) Provided contemporaneously therewith Landlord also discontinues furnishing electric current to at least fifty percent (50%) of the office tenants in the Building to whom Landlord shall then be providing such service, Landlord reserves the right to discontinue furnishing electric energy to Tenant at any time upon not less than ninety (90) days’ written notice to Tenant (unless a sooner period is required under applicable Legal Requirements or by the public utility company servicing the Building), and from and after the effective date of such termination, Landlord shall no longer be obligated to furnish Tenant with electric energy. If Landlord exercises such right of termination, this Lease shall remain unaffected thereby and shall continue in full force and effect, and thereafter Tenant shall diligently arrange to obtain electric service directly from the public utility company servicing the Building, and may utilize the then existing electric feeders, risers and wiring serving the Premises to the extent that they are available and safely capable of being used for such purpose and only to the extent of Tenant’s then authorized connected load. Landlord shall not be obligated to pay any part of the cost required for Tenant’s direct electric service if Landlord is required to discontinue such electric service pursuant to any applicable Legal Requirements. If Landlord shall discontinue furnishing electrical energy to Tenant pursuant to this Section, then provided that Tenant is using diligent efforts to obtain electrical energy directly from the utility supplying the same to the Building, Landlord agrees not to terminate the furnishing of electrical energy to Tenant until Tenant succeeds in procuring same directly from the utility, unless Landlord is prohibited from doing so by any applicable legal or insurance requirements.

(F) Landlord shall have the right on five (5) days’ prior notice to Tenant (whenever possible) to “shut down” electrical energy to the Premises when necessitated by the need for repairs, alterations, connections or reconnections, with respect to the Building electrical system (singularly or collectively, “Electrical Work”), regardless of whether the need for such Electrical Work arises in respect of the Premises, any other tenant space, or any Building common areas. Landlord may not, however, shut down Tenant’s electrical energy for such Electrical Work during business hours unless such Electrical Work shall be required because of an emergency or required by the electric energy provider servicing the Building. Subject to the terms of Section 8A(iii), Landlord shall have no liability to Tenant for any loss, damage, or expense which Tenant may sustain due to such “shut down” or Electrical Work.

(G) For the purposes hereof, the term “Electric Rates” shall be deemed to mean the rates at which Landlord purchases electrical energy from the utility company or other provider supplying electrical service to the Building, including any surcharges or charges incurred, or utility taxes or sales taxes or other taxes payable by or imposed upon Landlord in connection therewith, or increase thereof by reason of fuel adjustment or any substitutions for such Electric Rates or additions thereto. Landlord and Tenant acknowledge that they understand that the electric rates, charges, taxes and other costs may be changed by virtue of peak demand, time-of-day rates, or other methods of billing, and that the foregoing reference to changes in methods or rules of billing is intended to include any such change. In the event that any tax shall be imposed upon Landlord’s receipts from the sale, use or resale of electrical energy to Tenant, the pro rata share allocable to the electrical energy service received by Tenant shall be passed onto, included in the bill of, and paid by Tenant if and to the extent not prohibited by law.

(H) Tenant acknowledges that it shall, at its sole cost and expense, furnish, install and replace all light bulbs, light fixtures, tubes, lamps, starters and ballasts required in the Premises.

ACCESS TO PREMISES:

17. Landlord or Landlord’s agents shall have the right to enter the Premises in any emergency at any time, and, at other reasonable times, upon reasonable prior notice to Tenant, to examine the same and to make such repairs, replacements and improvements as Landlord may deem necessary or desirable to any portion of the Building or which Landlord may elect to perform following Tenant’s failure to make repairs or perform any work which Tenant is obligated to perform or to comply with Legal Requirements. Landlord shall repair, at Landlord’s expense, any damage caused during the course of such work and/or entry into the Premises, and shall restore the Premises as nearly as reasonably practicable to the condition existing prior to such installation but, unless otherwise expressly provided herein, in no event shall Landlord be obligated to employ overtime labor or to incur any extraordinary expenses in connection therewith. Tenant shall permit Landlord to erect, use and maintain ducts, pipes and conduits in and through the Premises and to erect new pipes and conduits therein; provided, however, that (i) to the extent reasonably possible, any such ducts, pipes or conduits where there is no drop ceiling shall either be concealed behind, beneath or within walls, columns, ceilings or floors located in the Premises, or completely furred, (ii) the installation, when completed, shall not reduce the usable area of the Premises beyond a de minimis amount and (iii) Landlord shall repair any damage caused by such installations. Landlord may, during the progress of any work in the Premises, take materials and equipment into the Premises without the same constituting an eviction. Landlord shall have the right to enter the Premises at reasonable hours, upon reasonable prior notice to Tenant, to show prospective purchasers or mortgagees, and during the last year of the Term, to showing prospective tenants. If Tenant is not present to open and permit an entry into the Premises, Landlord or Landlord’s agents may enter whenever necessary or permissible by master key or forcibly (in the event of any emergency) and provided reasonable care is exercised to safeguard Tenant’s property, such entry shall not render Landlord or its agents liable therefor, except that Landlord shall promptly repair any damage. Landlord shall have the right at any time, without constituting an eviction to change the arrangement, design and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, or other public parts of the Building and to change the name or number by which the Building may be known, provided that any such change does not diminish Tenant’s means of access to the Premises beyond a de minimis extent. In connection with any access under this Article, Landlord shall use commercially reasonable efforts to minimize interference with Tenant’s use and occupancy of the Premises; provided that Landlord shall not be required to utilize overtime or premium pay labor or incur any extraordinary costs in connection therewith unless Tenant shall request that Landlord perform the same on an overtime or premium pay basis and Tenant shall agree to reimburse Landlord for the same as additional rent hereunder.

VAULT, VAULT SPACE, AREA:

18. No vaults, vault space or area, not within the property line of the Building is leased hereunder. Landlord makes no representation as to the location of the property line of the Building. All vaults and vault space and all such areas not within the property line of the Building, which Tenant may be permitted to use and/or occupy, is to be used and/or occupied under a revocable license, and if any such license be revoked, Landlord shall not be subject to any liability nor shall Tenant be entitled to any compensation or diminution or abatement of rent, nor shall such revocation, diminution or requisition be deemed constructive or actual eviction. Any tax, fee or charge of municipal authorities for such vault or area shall be paid by Tenant.

BANKRUPTCY:

19. (A) Neither Tenant’s interest in this Lease, nor any estate hereby created in Tenant nor any interest herein or therein, shall pass to any debtor-in-possession, trustee, or receiver or assignee for the benefit of creditors or otherwise by operation of law except as may specifically be provided pursuant to the provisions of the Bankruptcy Code, 11 U.S.C. 101 et seq. (the “Bankruptcy Code”). If this Lease is assigned pursuant to the Bankruptcy Code, any and all consideration for such assignment shall be paid to Landlord, shall be and remain the exclusive property of Landlord and shall not constitute property of Tenant or of the estate of Tenant within the meaning of the Bankruptcy Code. Any and all monies and other consideration due under the preceding sentence shall be held in trust for the benefit of Landlord and be promptly paid to or turned over to Landlord.

(B) Anything elsewhere in this Lease to the contrary notwithstanding, this Lease may be cancelled by Landlord by the sending of a notice to Tenant within a reasonable time after the happening of any one or more of the following events (each, a “Bankruptcy Event”): (i) the commencement of a case in bankruptcy or under the laws of any state naming Tenant or any Guarantor as the debtor; which case shall not have been dismissed within ninety (90) days after the institution thereof, or (ii) the making by Tenant of an assignment or any other arrangement for the benefit of creditors under any state statute. If this Lease shall be assigned in accordance with its terms, the provisions of this Article 19 shall be applicable only to the party then owning Tenant’s interest in this Lease.

(C) It is stipulated and agreed that in the event of the termination of this Lease pursuant to Section 19(B) hereof, Landlord shall forthwith be entitled to recover from Tenant as and for liquidated damages an amount computed as provided in Section 21(B) hereof. Nothing herein contained shall limit or prejudice the right of Landlord to prove for and obtain as liquidated damages by reason of such termination, an amount equal to the maximum allowed by any statute or rule of law in effect at the time.

DEFAULT:

20. (A) This Lease is subject to the limitation that if (i) Tenant shall default in the payment of the Minimum Rent reserved herein or any item of Additional Rent or any part of either for more than five (5) business days after notice from Landlord of such default; (ii) Tenant defaults in fulfilling any of the covenants of this Lease, other than the covenants for the payment of Minimum Rent or Additional Rent or other enumerated defaults in this Section 20(A), then, in any one or more of such events, upon Landlord serving a written thirty (30) days’ notice upon Tenant specifying the nature of said default, and upon the expiration of said thirty (30) days, if Tenant shall have failed to comply with or remedy such default, or if the said default or omission complained of shall be of such a nature that the same cannot be completely cured or remedied within said thirty (30) day period, and if Tenant shall not have diligently commenced curing such default within said thirty (30) day period, and shall not thereafter with reasonable diligence and in good faith proceed to remedy or cure such default; (iii)  the Premises are abandoned; (iv) any execution or attachment shall be issued against Tenant or any of Tenant’s property whereupon the Premises shall be taken or occupied by someone other than Tenant without Landlord’s express consent; and/or (v) Tenant shall fail to deliver or replace any security deposit required to be delivered hereunder within the applicable time periods set forth herein, then in any of said events Landlord may give to Tenant notice of intention to terminate this Lease to end the Term and the estate hereby granted at the expiration of five (5) business days from the date of the giving of such notice, and, in the event such notice is given, this Lease and the Term and estate hereby granted (whether or not the Term shall have commenced) shall terminate upon the expiration of said five (5) business days with the same effect as if that day were the Expiration Date, but Tenant shall remain liable for damages as hereinafter provided in this Article 20.

(B) Nothing in Section 20(A) shall be deemed to require Landlord to give any further notice in addition to the notices, if any, required under such Section prior to the commencement of a summary proceeding for nonpayment of rent or a plenary action for the recovery of rent on account of any default in the payment of the same; it being intended that such notices are for the sole purpose of creating a conditional limitation hereunder pursuant to which this Lease shall terminate, and if Tenant thereafter remains in possession or occupancy, it shall become a holdover tenant.

REMEDIES OF LANDLORD AND WAIVER OF REDEMPTION:

21. (A) In case of any such default beyond the expiration of any applicable notice and/or cure period, re-entry, expiration and/or dispossess by summary proceedings or otherwise, (i) the rent shall become due thereupon and be paid up to the time of such re-entry, dispossess and/or expiration, together with such reasonable expenses as Landlord may incur for attorneys’ fees and disbursements, brokerage, and/or putting the Premises in good order, or for preparing the same for re-rental; (ii) Landlord may (but without any obligation to do so) re-let the Premises or any part or parts thereof, either in the name of Landlord or otherwise, for a term or terms, which may at Landlord’s option be less than or exceed the period which would otherwise have constituted the balance of the term and may grant concessions or free rent, and/or (iii) Tenant shall also pay Landlord as liquidated damages, any deficiency between the rent hereby reserved and/or covenanted to be paid and the net amount, if any, of the rents collected on account of the lease or leases of the Premises for each month of the period which would otherwise have constituted the balance of the Term of this Lease. The failure of Landlord to re-let the Premises or any part or parts thereof shall not release or affect Tenant’s liability for damages. In computing such liquidated damages there shall be added to the said deficiency such expenses as Landlord may incur in connection with re-letting, such as reasonable attorneys’ fees and disbursements, brokerage, advertising and for keeping the Premises in good order or for preparing the same for re-letting. Any such liquidated damages shall be paid in monthly installments by Tenant on the rent day specified in this Lease and any suit brought to collect the amount of the deficiency for any month shall not prejudice in any way the rights of Landlord to collect the deficiency for any subsequent month by a similar proceeding. Landlord, in putting the Premises in good order or preparing the same for re-rental may, at Landlord’s option, make such alterations, repairs, replacements, and/or decorations in the Premises as Landlord, in Landlord’s sole judgment, considers advisable and necessary for the purpose of re-letting the Premises. Landlord shall not be liable for failure to re-let the Premises, or in the event that the Premises are re-let, for failure to collect the rent thereof under such re-letting, and in no event shall Tenant be entitled to receive any excess, if any, of such net rent collected over the sums payable by Tenant. Landlord shall have the right of injunction and the right to invoke any remedy allowed at law or in equity as if re-entry, summary proceedings and other remedies were not herein provided for. Mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy in law or in equity. Tenant hereby expressly waives any and all rights of redemption granted by or under any present or future laws in the event of Tenant being evicted or dispossessed for any cause, or in the event of Landlord obtaining possession of the Premises, by reason of the violation by Tenant of any of the covenants and conditions of this Lease, or otherwise.

(B) In the event this Lease is terminated pursuant to the provisions of Article 20 herein, then in lieu of exercising Landlord’s remedies pursuant to Section 21(A) herein, Landlord may elect, at its option, to recover from Tenant, all damages it may incur by reason of such breach, including the cost of recovering the Premises and reasonable attorneys’ fees and expenses and shall be entitled to recover as and for liquidated damages, and not as a penalty, an amount equal to the difference between (1) the Minimum Rent, Additional Rent and charges equivalent to rent payable hereunder for the remainder of the stated Term and (2) the reasonable rental value of the Premises for the remainder of the stated term, both discounted at the rate of four percent (4%) per annum to present worth, all of which shall be immediately due and payable by Tenant. In determining the rental value of the Premises for such period, the rental realized by any reletting, if such reletting be accomplished by Landlord within a reasonable period of time after the termination of this Lease, shall be deemed prima facie to be the rental value. Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises or any part thereof, or if the Premises are so relet, for its failure to collect the rent under such reletting, and no refusal or failure to relet or failure to collect rent shall affect Tenant’s liability for damages or otherwise hereunder. Nothing herein contained shall limit or prejudice the right of Landlord to prove and obtain as liquidated damages by reason of such termination an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, such damages are to be proved, whether or not such amount be greater, equal to, or less than the amounts referred to herein.

(C) Tenant, on its own behalf and on behalf of all persons claiming by, through or under Tenant, including all creditors, does, to the fullest extent permitted by law, hereby expressly waive any and all rights which Tenant and all such persons might otherwise have to (i) the service of any notice of intention to re-enter or to institute legal proceedings to that end (except for any notices expressly provided for in this Lease, including, without limitation, this Article 21), (ii) redeem the Premises or any interest therein, (iii) re-enter or repossess the Premises, or (iv) restore the operation of this Lease, after Tenant shall have been dispossessed by a judgment or by a warrant of any court or judge, or after any re-entry by Landlord, or after any termination of this Lease, whether such dispossess, re-entry by Landlord or termination shall be by operation of law or pursuant to the provisions of this Lease.

(D) In the event of any breach or threatened breach by Tenant or Landlord hereunder or by any person or entity claiming through or Tenant or Landlord, as the case may be, of any term, covenant or condition of this Lease, the other party shall have the right to enjoin such breach or threatened breach or, subject to the limitations contained herein, to invoke any other right or remedy allowed by law or in equity.

(E) Each right and remedy provided for in this Lease shall be cumulative and shall be in addition to every other right provided for in this Lease or now or hereafter existing at law or in equity (including, without limitation, the equitable remedies of specific performance and injunctive relief), by statute or otherwise, and the exercise or beginning of the exercise by a party of any one or more of such rights shall not preclude the simultaneous or later exercise by such party of any or all other rights provided for in this Lease or now or hereafter existing at law or in equity, by statute or otherwise.

(F) The provisions of this Article 21 shall survive the expiration or earlier termination of this Lease.

FEES AND EXPENSES:

22. If Tenant shall default under this Lease which shall continue after the expiration of any applicable notice and/or cure period, then, unless otherwise provided elsewhere in this Lease, Landlord may immediately or at any time thereafter and without notice perform the obligation of Tenant thereunder, and if Landlord, in connection therewith makes any expenditures or incurs any obligations for the payment of money, including but not limited to reasonable attorneys’ fees and disbursements, in instituting, prosecuting or defending any action or proceeding, such sums so paid or obligations incurred with interest and costs shall be deemed to be additional rent hereunder and shall be paid by Tenant to Landlord within thirty (30) days of rendition of any bill or statement to Tenant therefor, and if the Term shall have expired at the time of making of such expenditures or incurring of such obligations, such sums shall be recoverable by Landlord as damages.

NO REPRESENTATIONS BY LANDLORD:

23. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Building, the Land or the Premises, the rents, leases, expenses of operation or any other matter or thing related to the Premises except as herein expressly set forth. Tenant has inspected the Building and the Premises and is thoroughly acquainted with their condition, and agrees to take the same “as is” subject to (i) completion of Landlord’s Base Building Work and Landlord’s Work, and (ii) Punch List Items (if any), and acknowledges that the taking of possession of the Premises on the Commencement Date by Tenant shall be conclusive evidence that the Premises and the Building were in good and satisfactory condition at the time such possession was so taken, subject to completion of Punch List Items, if any. All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant.

END OF TERM:

24. Upon the expiration or earlier termination of the term of this Lease, Tenant shall quit and surrender to Landlord the Premises, broom clean, vacant, in good order and condition, ordinary wear excepted, and Tenant shall perform any restoration obligation imposed upon Tenant pursuant to the terms hereof, including, without limitation, Article 7 and remove all of its personal property. Tenant’s obligation to observe or perform this covenant shall survive the expiration or other termination of this Lease. If the last day of the term of this Lease or any renewal thereof, falls on Sunday, this Lease shall expire at noon on the preceding Saturday unless it be a legal holiday in which case it shall expire on the preceding business day.

QUIET ENJOYMENT:

25. As long as this Lease shall be in full force and effect, Landlord covenants that Tenant may peaceably and quietly enjoy the Premises hereby demised, subject, nevertheless, to the terms and conditions of this Lease including, but not limited to, Article 32 hereof and to the ground leases, underlying leases and mortgages hereinbefore mentioned.

FAILURE TO GIVE POSSESSION:

26. If Landlord is unable to give possession of the Premises on the date of the commencement of the term hereof, because of the holding-over or retention of possession of any tenant, undertenant or occupants, or for any other reason, Landlord shall not be subject to any liability for failure to give possession on said date and the validity of this Lease shall not be impaired under such circumstances, nor shall the same be construed in any wise to extend the term of this Lease, or of any rent abatement or free rent period provided herein, if any, but the rent payable hereunder shall be abated (provided Tenant is not responsible for the inability to obtain possession) until after Landlord shall have given Tenant notice that the Premises are substantially ready for Tenant’s occupancy. If permission is given to Tenant to enter into the possession of the Premises prior to the date specified as the commencement of the term of this Lease, Tenant covenants and agrees that such occupancy shall be deemed to be under all the terms, covenants, conditions and provisions of this Lease, except as to the covenant to pay Minimum Rent and Additional Rent pursuant to Articles 3 and 5, respectively. The provisions of this Article are intended to constitute “an express provision to the contrary” within the meaning of Section 223-a of the New York Real Property Law.

NO WAIVER:

27. The failure of Landlord or Tenant to seek redress for violation of, or to insist upon the strict performance of any covenant or condition of this Lease or of any of the Rules or Regulations shall not prevent a subsequent act which would have originally constituted a violation from having all the force and effect of an original violation. The receipt by Landlord, or the payment by Tenant, of rent with knowledge of the breach of any covenant of this Lease shall not be deemed a waiver and no provision of this Lease shall be deemed to have been waived by Landlord or Tenant unless such waiver be in writing signed by the party to be charged. No payment by Tenant or receipt by Landlord of a lesser amount than the monthly rent herein stipulated shall be deemed to be other than on account of the earliest stipulated rent, nor shall any endorsement or statement of any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such rent or pursue any other remedy in this Lease provided. No act or thing done by Landlord or Landlord’s agents during the term hereby demised shall be deemed an acceptance of a surrender of the Premises and no agreement to accept such surrender shall be valid unless in writing signed by Landlord. No employee of Landlord or Landlord’s agent shall have any power to accept the keys of the Premises prior to the termination of this Lease and the delivery of keys to any such agent or employee shall not operate as a termination of this Lease or a surrender of the Premises.

WAIVER OF TRIAL BY JURY:

28. It is mutually agreed by and between Landlord and Tenant that the respective parties hereto shall and they hereby do waive trial by jury in any action, proceeding (except for personal injury or property damage) on any matters whatsoever arising out of or connected with this Lease, the relationship of Landlord and Tenant and Tenant’s use of or occupancy of the Premises. It is further agreed that if Landlord commences any summary proceeding for possession of the Premises, Tenant will not interpose any counterclaim in any such proceeding (except a compulsory or mandatory counterclaims that would be waived if not raised in such proceeding).

INABILITY TO PERFORM:

29. This Lease and the obligation of Tenant to pay rent hereunder and perform all of the other covenants and agreements hereunder on part of Tenant to be performed shall in no way be impaired or excused because Landlord is unable to perform any of its obligations under this Lease or to supply or is delayed in supplying any service expressly or impliedly to be supplied or is unable to make, or is delayed in making any Alterations or is unable to supply or is delayed from so doing by reason of strike or labor troubles or any cause whatsoever, unless otherwise expressly provided herein.

CAPTIONS:

30. The captions are inserted only as a matter of convenience and for reference and in no way define, limit or describe the intent of any provision hereof.

ADJACENT EXCAVATION — SHORING:

31. If an excavation shall be made upon land adjacent to the Premises, Tenant shall afford to the person causing or authorized to cause such excavation, license to enter upon the Premises for the purpose of doing such work as said person shall deem necessary to preserve the wall or the Building from injury or damage and to support the same by proper foundations.

RULES AND REGULATIONS:

32. Tenant and Tenant’s servants, employees, agents, visitors, and licensees shall observe and comply with the Rules and Regulations attached hereto as Exhibit C and such other and further reasonable Rules and Regulations as Landlord or Landlord’s agents may from time to time adopt upon reasonable notice to Tenant. To the extent any inconsistencies arise between this Lease and the Rules and Regulations, as amended, the terms of this Lease shall govern and take precedence over the Rules and Regulations. Notice of any additional rules or regulations shall be given in such manner as Landlord may elect. Landlord shall not have any duty or obligation to enforce the Rules and Regulations against any other tenant and Landlord shall not be liable to Tenant for violation of the same by any other tenant, its servants, employees, agents, visitors or licensees. The Rules and Regulations will not be enforced against Tenant in a discriminatory manner.

SECURITY:

33. (A) As a condition to the entering into of this Lease, simultaneously herewith Tenant shall deliver to Landlord a security deposit in the amount of $1,606,660.00 (the “Security Deposit”) in the form of cash or a Letter of Credit (as hereinafter defined) as security for the full and punctual performance by Tenant of all of the terms of this Lease. In the event Tenant defaults in the performance of any of the terms of this Lease, including the payment of rent, beyond any applicable notice or cure period, or in the event of a Bankruptcy Event, Landlord may use, apply or retain the whole or any part of the Security Deposit to the extent required for the payment of any rent or for any sum which Landlord may expend or may be required to expend by reason of Tenant’s default in respect of any of the terms of this Lease, including any damages or deficiency in the re-letting of the Premises, whether accruing before or after summary proceedings or other re-entry by Landlord. In the case of every such use, application or retention, Tenant shall, on demand, pay to Landlord the sum so used, applied or retained which shall be added to the Security Deposit so that the same shall be replenished such that, the security deposit hereunder is not less than $1,606,660.00. If Tenant shall fully comply with all of the terms of this Lease, the Letter of Credit, shall be returned to Tenant after the termination of this Lease and delivery of exclusive possession of the Premises to Landlord in the manner required hereunder.

(B) Tenant acknowledges that it is a material inducement to Landlord to enter into this Lease that the Security Deposit be maintained in the form of a Letter of Credit and that Tenant’s failure to provide and maintain any such Letter of Credit throughout the Term shall constitute a material default under this Lease, and Tenant further acknowledges that notwithstanding anything else in this Lease, Tenant shall not be permitted to provide cash security (other than any deposit under Article 7 hereof, which may be in the form of cash). Notwithstanding the foregoing, Tenant may provide Landlord with cash security pursuant to the terms of this Lease provided that within sixty (60) days of the date hereof (time being of the essence and failure to do so being a material default hereunder) Tenant replaces such cash security with a Letter of Credit in the form required by the terms of this Lease; it being agreed that Landlord’s holding of such cash security shall not be deemed a waiver of Tenant’s obligation to maintain the security in the form of a Letter of Credit. Any letter of credit on account of the Security Deposit shall be a clean, irrevocable and unconditional Letter of Credit (the “Letter of Credit”) issued by and drawn upon any commercial bank which is a member of The Clearing House Association (hereinafter referred to as the “Issuing Bank”) with offices for banking purposes in the City of New York and having a net worth of not less than One Billion and 00/100 ($1,000,000,000.00) Dollars, which Letter of Credit may be drawn upon in New York City, shall have a term of not less than one year, be in the form attached hereto as Exhibit D, be for the account of Landlord and be in the amount of the Security Deposit. Each Letter of Credit shall provide that:

(i) The Issuing Bank shall pay to Landlord or its duly authorized representative an amount up to the face amount of the Letter of Credit upon presentation of the Letter of Credit, a sight draft in the amount to be drawn and a signed statement substantially in the form of the applicable Drawing Certificate annexed to the Letter of Credit attached hereto as Exhibit D;

(ii) The Letter of Credit shall be deemed to be automatically renewed, without amendment, for consecutive periods of one year each during the term of this Lease (and shall remain in effect for not less than two (2) months following the Expiration Date), unless the Issuing Bank sends notice (hereinafter referred to as the “Non-Renewal Notice”) to Landlord by certified or registered mail, return receipt requested, not less than forty-five (45) days next preceding the then expiration date of the Letter of Credit, that it elects not to have such Letter of Credit renewed;

(iii) If Landlord receives a Non-Renewal Notice and Tenant fails to provide a replacement Letter of Credit which meets the requirements of this Lease not fewer than thirty (30) days prior to the expiration of the Letter of Credit, such failure shall constitute a material default under this Lease and Landlord shall have the right, exercisable by a sight draft, to draw upon and receive the monies represented by the Letter of Credit (which moneys shall be held by Landlord as a cash deposit, without interest, pending the replacement of such Letter of Credit); however, Landlord’s holding of such cash security shall not be deemed a waiver of Tenant’s default of its obligation to maintain the security in the form of a Letter of Credit);

(C) Tenant further agrees that Landlord is hereby authorized and shall have the right, exercisable by sight draft:

(a) if a Bankruptcy Event occurs, to receive monies represented by the Letter of Credit; and/or

(b) if a voluntary termination of this Lease occurs upon the written agreement of the parties hereto, to receive monies represented by the Letter of Credit in order to satisfy any fees and payments owed by Tenant in connection with such termination, including without limitation, accrued but unpaid rents and/or other charges payable pursuant to this Lease; and/or

(c) In the event of a sale or lease of Landlord’s interest in the land and the Building, Landlord shall transfer (at no expense to Landlord) the Security Deposit deposited hereunder to the vendee or lessee, and Landlord shall be released by Tenant from all liability for the return of the Security Deposit. In such event, Tenant agrees to look solely to the new landlord for the return of the Security Deposit. It is agreed that the provisions hereof shall apply to every transfer or assignment made of the Security Deposit to a new landlord.

(D) Notwithstanding anything to the contrary contained herein, Tenant acknowledges that Tenant is obligated to provide Landlord with Replacement Security (as hereinafter defined) within fifteen (15) business days of notice from Landlord if any of the following events (each, a “Triggering Event”) occurs: (1) the Issuing Bank of the Letter of Credit is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation or any successor or similar entity; (2) the Issuing Bank of the Letter of Credit fails to meet the Minimum Rating Requirement (as hereinafter defined); or (3) the net worth of the Issuing Bank of the Letter of Credit is less than One Billion and 00/100 Dollars ($1,000,000,000.00). Within fifteen (15) business days of Landlord’s notice to Tenant of a Triggering Event, Tenant shall replace the Letter of Credit with either a letter of credit issued by an Eligible Issuer or other security (the “Replacement Security”) acceptable to Landlord in its sole and absolute discretion. If Tenant fails to provide the Replacement Security as aforesaid, then, notwithstanding anything in the Agreement to the contrary, Landlord may immediately draw upon the Letter of Credit in whole or in part, and the proceeds thereof shall be held or applied, as applicable, pursuant to the terms of this Lease. Tenant shall have the right to direct Landlord to draw upon the Letter of Credit prior to the expiration of such fifteen (15) business day period. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord shall so draw upon the Letter of Credit and shall receive the proceeds thereof, Tenant’s default shall be deemed to be cured and Landlord shall hold such funds pursuant to the terms of this Lease. In addition, following any such draw by Landlord, Tenant may obtain a replacement Letter of Credit from an Eligible Issuer, and upon issuing of same to Landlord, Landlord shall return to Tenant all such funds unapplied and drawn by Landlord in accordance with this Lease.

(E) The term “Eligible Issuer” means any depository institution that is a member of the Clearing House Association, with offices for banking purposes in the City of New York and having a net worth calculated in accordance with generally accepted accounting principles, consistently applied, of not less than One Billion Dollars ($1,000,000,000), the long term unsecured debt obligations of which are rated at least “A-” by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies (“S&P”), or, if an S&P rating is unavailable, “A-” by Fitch IBCA, Inc. (“Fitch”) or “A3” by Moody’s Investors Service, Inc. (“Moody’s”) (such rating requirements, collectively, the “Minimum Rating Requirement”).

(F) Tenant covenants that it will not assign or encumber the Security Deposit, and that neither Landlord nor its successors or assigns shall be bound by any such assignment, encumbrance, or attempted encumbrance.

(G) Tenant shall pay Landlord’s reasonable attorneys’ fees and disbursements in connection with the renewal, replacement, substitution or amendment of the Letter of Credit or the drawing thereon by Landlord.

(H) Notwithstanding anything herein to the contrary, provided that (i) Tenant shall not have been in default hereunder beyond the expiration of any applicable notice or cure periods during the twelve (12) month period prior to both the date of any written notice of Tenant to reduce the Security Deposit as hereinafter provided and the date that the Security Deposit may be so reduced hereunder and (Y) on the date of any written notice of Tenant to reduce the Security Deposit as hereinafter provided and the date that the Security Deposit may be so reduced, (ii) no mechanics’ or other liens are then filed against the Premises or the Property in connection with any work or other Alterations performed by or on behalf of Tenant hereunder which have not been removed of record by bond or otherwise, Tenant may give Landlord notice to reduce the Security Deposit as follows: (a) to $1,338,883.33 as of the third (3rd) anniversary of the Rent Commencement Date, and (b) to $669,441.65 as of the fifth (5th) anniversary of the Rent Commencement Date. In order for the applicable notice for the reduction in the Security Deposit as aforesaid to be effective, it must be accompanied by an amendment to the Letter of Credit or a replacement Letter of Credit in the reduced amount of the security required hereunder, which replacement Letter of Credit or amendment thereto shall otherwise satisfy the requirements of this Article. If Tenant notifies Landlord with respect to a reduction in the Security Deposit in the manner set forth herein and Tenant is entitled to so reduce the Security Deposit, then in the case of a replacement Letter of Credit, subject to mutually acceptable escrow arrangements (the parties agreeing to act reasonably with respect thereto), simultaneously with Landlord’s receipt of such replacement of the Letter of Credit satisfying the above requirements, Landlord shall return to Tenant the Letter of Credit then held by Landlord. In no event shall the security deposited with Landlord hereunder be reduced below an amount equal to $669,441.65. If the conditions set forth in clauses (i) and (ii) referred to above are not satisfied on the foregoing dates upon which the Security Deposit may be reduced, the reduction in the Security Deposit shall be delayed until all of such conditions set forth therein have been satisfied.

SUCCESSORS AND ASSIGNS:

34. This Lease shall bind and inure to the benefit of Landlord and Tenant and their respective heirs, executors, administrators, successors, and permitted assigns.

INSURANCE:

35. (A) Tenant shall not, directly or indirectly, do, or permit anything to be done, or keep or permit anything to be kept in the Premises that (i) is prohibited by applicable law, ordinance, court order or decree, or other requirement of a governmental authority, (ii) may jeopardize the issuance by an insurance company of good standing of any insurance coverage then in effect with respect to the Building or may increase the cost of any insurance or require additional insurance coverage with respect to the Building, or (iii) would subject Landlord to any liability or responsibility for personal injury or death or property damage. If Tenant violates the provisions of this Section 35(A), and, as a result, any insurance coverage is jeopardized or insurance premiums are increased, then Tenant’s failure to cease or correct the conduct causing the same after notice and before the expiration of any applicable cure period, then Tenant’s failure shall constitute a default by Tenant hereunder. Landlord acknowledges that Tenant’s use of the Premises for the uses permitted under this Lease (x) does not violate Landlord’s insurance policies in effect on the Commencement Date, and (y) to the best of Landlord’s knowledge, will not cause an increase in the insurance premiums payable for such policies.

(B) Tenant covenants to provide to Landlord on or before the Commencement Date and to keep in force during the term hereof with respect to the Premises the following insurance coverage, as same shall be increased upon Landlord’s reasonable request: (1) for the benefit of Landlord and Tenant commercial general policy of commercial general liability insurance protecting (i) Landlord, the Building manager, Landlord’s leasing and development agents and any mortgagee designated by Landlord in writing as additional insureds, and (ii) Tenant against any liability occasioned by accident on or about the Premises or any appurtenances thereto. Such policy shall be written by a good and solvent insurance company authorized to do business in the state of New York and rated “A-” or better by A.M. Best Company, Inc. or an equivalent rating by another nationally recognized insurance rating agency, and the limits of liability thereunder shall not be less than the amount of Five Million and 00/100 ($5,000,000.00) Dollars combined single limit coverage on a per occurrence basis, and in the amount of Five Million and 00/100 ($5,000,000.00) Dollars in respect of property damage per occurrence, and such amounts and coverages shall be subject to change from time to time as Landlord may reasonably request in light of changes in statutory limits or coverages required by landlords in comparable buildings in midtown Manhattan. Such policy shall include coverage for premises/operations, personal and advertising injury, products/completed operations, contractual liability, and host liquor insurance coverage and may be carried under a blanket policy covering the Premises and other locations of Tenant, if any or under an umbrella policy; (2) property insurance covering property damage in an amount adequate to cover the cost of replacement of all personal property, fixtures, furnishings and equipment, including all tenant improvements located in the Premises, and business interruption insurance covering twelve (12) months of operations in the Premises. Such policy shall be written (i) on an “all-risk” of physical loss or damage basis in an amount sufficient for full replacement of the covered items and in amounts that meet any co-insurance clause of such policy with a deductible amount not to exceed $25,000, and (ii) by a good and solvent insurance company authorized to do business in the State of New York and rated “A” or better by A.M. Best Company, Inc, or an equivalent rating by another nationally recognized insurance rating agency. Workers’ compensation insurance with statutory benefits and employers liability insurance with limits of liability of not less than $500,000 for each accident, $500,000 for disease, and $500,000 disease for each employee.

(C) Prior to the time such insurance is first required to be carried by Tenant and thereafter, at least thirty (30) days prior to the expiration of any such policies, Tenant agrees to deliver to Landlord either duplicate originals of the aforesaid policies or certificates evidencing such insurance, provided said certificates shall state that such insurance may not be modified or cancelled except upon thirty (30) days’ notice to Landlord and Tenant (or ten (10) days’ notice in the event of a termination due to failure to pay the premium for such policies) together with evidence of payment for the policy. Such insurance shall be deemed to be primary insurance and any insurance maintained by Landlord shall be deemed secondary thereto. Tenant’s failure to provide and keep in force the aforementioned insurance shall be regarded as a material default hereunder, entitling Landlord to exercise any or all of the remedies as provided in this Lease in the event of Tenant’s default.

(D) Landlord and Tenant each hereby waive any and all claim for recovery from the other for any and all loss of or damage to the Building or the Premises or to the contents thereof or for any loss of business by the other party which loss or damage is covered by a valid and collectible property insurance policy. Landlord hereby waives any and every claim against Tenant for any and all loss of or damage to the Building or the Premises or the contents thereof or for any loss of business that is actually covered or that would have been covered had the insurance policies required to be maintained by Landlord by this Lease have been in force, to the extent that such loss or damage would have been recoverable under such insurance policies. Tenant waives any and every claim against Landlord for any and all loss of, or damage to, the Building or the Premises or the contents thereof or any loss of business that would have been covered had Tenant maintained in force the insurance policies required to be maintained by Tenant hereunder to the extent that such loss or damage would have been recoverable under such insurance policies. Inasmuch as this mutual waiver will preclude the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), Landlord and Tenant each agree to give to each insurance company that has issued or in the future may issue, to Landlord or Tenant, as the case may be, policies of property insurance written notice of the terms of this mutual waiver, and to have such insurance policies properly endorsed, if necessary to prevent the invalidation of such insurance coverage by reason of such mutual waiver. Each party shall bear the cost, if any, associated with obtaining a waiver of subrogation from the insurance companies providing coverage to such party.

(E) Subject to the foregoing provisions of this Article 35, and insofar as may be permitted by the terms of the insurance policies carried by it, each party hereby releases the other with respect to any claim (including a claim for negligence) which it might otherwise have against the other party for loss, damages or destruction with respect to its property by fire or other casualty (including rental value or business interruption, as the case may be) occurring during the term of this Lease.

(F) If, by reason of a failure of Tenant to comply with the provisions of this Lease, the rate of all-risk insurance on the Building or equipment or other property of Landlord shall be higher than it otherwise would be, Tenant shall reimburse Landlord, on demand, for that part of the premiums for all-risk coverage paid by Landlord because of such failure on the part of Tenant.

(G) Landlord shall procure and keep in effect from the Commencement Date through the Term, with reputable insurance carriers licensed to do business in the State of New York, the following coverages: (i) property insurance against loss or damage by fire or other casualty to the Building under then available standard forms of “all-risk” insurance policies in an amount equal to one hundred percent (100%) of the replacement value thereof, (ii) commercial general liability insurance (including contractual liability coverage) with regard to the Land and the Building with such coverages as a reasonably prudent owner of similar buildings would maintain, and (iii) workers’ compensation insurance in accordance with applicable law.

BROKERAGE:

36. Tenant and Landlord represent and warrant that neither party has had any dealings or communications with any broker or agent in connection with this Lease other than the Broker, and Tenant and Landlord covenant and agree to hold harmless and indemnify the other party and its officers, directors, employees and members from and against any and all cost, expense (including reasonable attorneys’ fees and disbursements) and liability arising out of any inaccuracy or alleged inaccuracy of the above representation. Tenant’s and Landlord’s liability under this Article extends to the acts and omissions of any employees, officers, directors, shareholders, members, and representatives of each respective party. Landlord agrees to pay any commission due the Broker with respect to this Lease. The provisions of this Article 36 shall survive the expiration or sooner termination of this Lease.

ESTOPPEL CERTIFICATE:

37. A. Tenant shall at any time and from time to time upon not less than ten (10) days’ prior notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing setting forth the Commencement Date, the Expiration Date and the Minimum Rent and certifying (i) that this Lease is unmodified and in full force and effect (or if there has been any modification, that the same is in full force and effect as modified and stating the modification), (ii) the dates to which the Minimum Rent and Additional Rent have been paid in advance, if any, (iii) whether or not to the knowledge of Tenant, Landlord is in default in performance of any of its obligations under this Lease and, if so, specifying each such default of which Tenant may have knowledge, (iv) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Tenant to be performed, and, if so, specifying the same, and (v) such further information as Landlord may reasonably request. Any such statement shall be binding upon Tenant and may be relied upon by Landlord and by any prospective purchaser of the Real Property and/or the Building or any part thereof or of the interest of Landlord in any part thereof, by any mortgagee or prospective mortgagee thereof, by any lessor or prospective lessor thereof, by any lessee or prospective lessee thereof, or by any prospective assignee of any mortgage thereof.

B. Landlord shall at any time and from time to time (but not more often than two (2) times in any twelve (12) month period) upon not less than ten (10) business days’ following receipt of notice from Tenant, execute, acknowledge and deliver to Tenant a statement in writing setting forth the Commencement Date, the Expiration Date, and the Minimum Rent and certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force as modified and stating the modifications), (ii) the dates to which the Minimum Rent and Additional Rent have been paid, (iii) whether or not, to the knowledge of Landlord, Tenant is in default in performance of any of its obligations under this Lease, and, if so, specifying each such default of which Landlord may have knowledge, (iv) whether there exist any offsets or defenses against enforcement of any of the terms of this Lease upon the part of Landlord to be performed, and, if so, specifying the same, and (v) any other information Tenant may reasonably request, it being intended that any such statement delivered pursuant hereto may be relied upon by others with whom Tenant may be dealing.

HOLDING OVER:

38. (A) Tenant hereby indemnifies and agrees to hold Landlord harmless from and against any loss, cost, liability, claim, damage and expense (including reasonable attorneys’ fees and disbursements) resulting from delay by Tenant in surrendering the Premises for a period of more than thirty (30) days after the expiration or termination of this Lease as provided in Article 24, including any claims made by any succeeding tenant or prospective tenant founded upon such delay.

(B) In the event of any holding over by Tenant, Tenant shall pay as holdover use and occupancy for each month (or portion thereof) of the holdover tenancy an amount equal to (i) one and one-half (11/2) times the Minimum Rent and Additional Rent payable during the last month of the Term for the first thirty (30) days of any such holdover, and thereafter, (ii) two (2) times the Minimum Rent and Additional Rent payable during the last month of the Term, subject to all of the other terms of this Lease insofar as the same are applicable to such holdover tenancy. The acceptance of any such use and occupancy payment paid by Tenant pursuant to this Section shall in no event preclude Landlord from commencing and prosecuting a holdover or summary eviction proceeding and the provisions of this Section shall be deemed be an “agreement expressly providing otherwise” within the meaning of Section 232-c of the Real Property Law of the State of New York and any successor or similar law of like import. Nothing contained in this Section shall (i) imply any right of Tenant to remain in the Premises after the termination of this lease without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser.

NOTICES:

39. Every notice, demand and other communication (collectively, “notices”) which is given under this Lease or by law must be in writing and shall be sent either by (A) reputable overnight courier or (B) hand delivery (against confirmation of delivery), and shall be addressed:

(i) if to Tenant, addressed to Tenant at the Premises, or at such other place as Tenant may from time to time designate by notice to Landlord addressed to: Elizabeth Chow, with copies to General Counsel and Chief Operating Officer, in each case at the Premises.

(ii) if to Landlord, to

250 Park Avenue, LLC
c/o AEW Capital Management, L.P.
World Trade Center East
Two Seaport Lane
Boston, MA 02110-2021
Attention: Asset Manager, 250 Park Avenue, New York, NY

With a copies to:

c/o AEW Capital Management, L.P.
World Trade Center East
Two Seaport Lane
Boston, MA 02110-2021
Attention: James Finnegan, General Counsel

and

Cassidy Turley New York, Inc.
40 East 52nd Street
New York, New York 10022
Attention: Robert L. Billingsley and
Attention: David L. Hoffman, Jr.

and the same shall be deemed delivered (A) the first business day following delivery to an overnight courier or (B) when delivered by hand. A copy of any notice to Landlord shall be sent in like manner to Landlord’s counsel, Patterson Belknap Webb & Tyler LLP, 1133 Avenue of the Americas, New York, New York 10036, Attention: Andrew L. Herz, Esq. A copy of any default or termination notice to Tenant shall be sent in like manner to Tenant’s counsel at Morrison Cohen LLP, 909 Third Avenue, New York, NY 10022, Attention: Evan I. Maron, Esq. A notice given by counsel for Landlord or Tenant shall be deemed a valid notice if addressed and sent in accordance with the provisions of this Article. In addition, notices may be given on behalf of Landlord by the managing agent for the Building, which as of March 1, 2010 is Cassidy Turley New York, Inc. Either party may designate, by similar notice to the other party, any other address for such purposes. Notwithstanding the foregoing, either party hereto may give the other party facsimile or oral notice of the need of emergency repairs. Notices requesting after hours services may be given by delivery to the Building Manager or any other person in the Building designated by Landlord to receive such notices. Landlord’s Tax Statements, Landlord’s Operating Statement and all other rent bills may be delivered by Landlord via ordinary United States mail.

CERTAIN RIGHTS RESERVED TO LANDLORD:

40. Landlord reserves the following rights:

(A) To name the Property.

(B) To install, affix and maintain all signs, awnings, scaffolding, sidewalk bridges and canopies on the exterior of the Building.

(C) To have pass keys to the Premises.

(D) Subject to the Rules and Regulations, Force Majeure and Landlord’s security measures, Tenant shall have access to the Premises 24 hours per day, 7 days per week. Notwithstanding the foregoing but subject to the provisions of Article 13 and Article 14, Landlord shall have no liability to Tenant, nor shall Tenant be entitled to terminate this Lease, to claim an actual or constructive eviction in whole or in part, or be entitled to any abatement or diminution of rent payable by Tenant under this Lease or to any relief from any of its obligations under this Lease if by reason of strike or labor trouble or any other similar cause beyond the reasonable control of Landlord there is (i) a lack of access to the Building or the Premises (which shall include without limitation the lack of access to the Building or the Premises when it or they are structurally sound but inaccessible due to evacuation of the surrounding area or damage to nearby structures or public areas); (ii) reduced air quality or other contaminants in the Building that would adversely affect the Building or its occupants; (iii) disruption of mail and deliveries to the Building or the Premises; (iv) disruption of telephone and/or other communications services to the Building or the Premises; or (v) disruption of any other services to the Premises or any of the Building systems if Tenant is otherwise unable to use and/or occupy the Premises for the conduct of its business.

HAZARDOUS MATERIALS:

41. (A) Tenant hereby covenants that it shall not install, cause or permit any Hazardous Materials to be placed or stored in or about the Premises in violation of any applicable environmental or other Legal Requirements; provided, that nothing herein shall prevent Tenant’s use of such reasonable and legally permissible amounts of Hazardous Materials customarily used in the ordinary course of operation of Tenant’s business in the Premises. Tenant shall indemnify and hold Landlord harmless from and against any claims, demands, losses, liabilities, penalties and damages arising out of, or in any way connected with the installation, placement, storage or release of Hazardous Materials used or installed upon the Premises in violation of the terms of this Lease. If Tenant, or its employees, contractors or agents install, use, store or place Hazardous Materials in the Premises, Tenant shall be obligated to remove and dispose of said Hazardous Materials in compliance with all Legal Requirements. This covenant shall survive the expiration or earlier termination of this Lease. Landlord shall deliver an ACP-5 Certificate to Tenant for the Premises.

(B) Landlord represents that the Premises shall be free from Hazardous Materials on the Commencement Date. If at any time during the Term, Hazardous Materials shall be discovered within the Premises which have not been introduced Tenant or anyone acting under or through Tenant, Landlord shall, upon Tenant’s request, at Landlord’s sole cost and expense, remove or encapsulate such Hazardous Materials in compliance with Legal Requirements relating to the removal and/or encapsulation thereof and restore any Alterations previously performed in such portion of the Premises and Landlord shall indemnify and hold Tenant harmless from and against any claims, demands, losses, liabilities, penalties and damages arising out of, or in any way connected with the installation, placement, storage or release of Hazardous Materials used or installed upon the Premises by Landlord or anyone acting under or through Landlord in violation of the terms of this Lease.

(C) As used herein, the term “Hazardous Materials” (i) means any substance or material that is included within the definitions of “hazardous substances,” “hazardous materials,” “toxic substances,” “pollutant,” “contaminant,” “hazardous waste,” or “solid waste” in any Environmental Law and mildew, fungus, mold, bacteria and/or other organic spore material, and (ii) “Environmental Laws” means Legal Requirements relating to pollution or the protection of the environment.

(D) Tenant shall surrender the Premises to Landlord upon the expiration or earlier termination of this Lease free of Hazardous Materials and in a condition which complies with all Environmental Laws and any additional requirements of Landlord that are reasonably necessary to protect the value of the Premises and the Building. Tenant’s obligations and liabilities pursuant to this 41(C) shall be in addition to any other surrender requirements in this Lease and shall survive the expiration or earlier termination of this Lease.

LANDLORD’S WORK:

42. (A) Landlord shall not be required to perform any work to the Premises, other than Landlord’s Base Building Work and Landlord’s Work, subject to the provisions of this Article 42. Tenant expressly agrees to take the Premises on the Commencement Date in its then “as is” condition, subject to substantial completion of Landlord’s Base Building Work and Landlord’s Work. Landlord shall cause a licensed architect to promptly prepare, based on Tenant’s schematic plan dated June 21, 2011, a copy of which is attached hereto and made a part hereof as Exhibit J, complete dimensioned architectural plans and complete engineering plans with respect to the Premises (such plans shall be referred to herein collectively as the “Preliminary Plans”; such Preliminary Plans, as amended by any changes thereto so that such plans shall be approved by Tenant and Landlord (which approval by Landlord and Tenant shall not be unreasonably withheld or delayed), shall be referred to herein collectively as the “Final Plans”; the work set forth on the Final Plans, as amended by any changes and/or additions requested by Tenant and approved by Landlord pursuant to the terms hereof, shall be referred to herein collectively as “Landlord’s Work”). Tenant hereby agrees that unless otherwise agreed to by Landlord pursuant to the terms hereof, Landlord’s Work shall be performed using materials, standards and finishes of Building standard quality, quantity, color and design and in compliance with the Final Plans. Notwithstanding anything herein to the contrary, Tenant shall not unreasonably withhold or delay its consent to any changes and/or additions to Landlord’s Work required by Landlord solely to (a) correct any errors in the Final Plans, and/or (b) cause the Final Plans to comply with applicable Legal Requirements, it being agreed that changes of a de minimis nature on account of field conditions and the like shall not require the prior written consent of Tenant (but Landlord shall use commercially reasonable efforts to notify Tenant of such required changes). Tenant’s consent to (i) the initial draft of the Preliminary Plans shall be granted or denied within five (5) business days after Tenant’s receipt thereof, and (ii) any revisions to the Preliminary Plans shall be granted or denied within five (5) business days after Tenant’s receipt thereof. Landlord shall make all changes to the Preliminary Plans requested by Tenant and submit a revised draft thereof to Tenant for its review within five (5) business days after Landlord’s receipt of Tenant’s comments with respect thereto.

(B) Omitted.

(C) In connection with the performance of Landlord’s Work, (i) Landlord shall solicit bids from no fewer than three (3) general contractors, (ii) Tenant’s architect or representative may participate in the bidding process, (iii) Landlord shall share the bidding packages with Tenant’s architect or representative but the selection of the winning bid and the overall bid package shall be under the sole control of Landlord (it being agreed that Landlord shall select the lowest complying bidder based upon the Final Plans, unless Landlord, in its reasonable discretion, believes another complying bidder is more suitable to perform Landlord’s Work based upon the Final Plans, and Landlord shall notify Tenant of its reasons for not selecting the lowest complying bidder), and (iv) subject to the terms of the foregoing sub-clause (iii), all contractors and subcontractors shall be selected by Landlord.

(D) Provided that Tenant is not then in default under this Lease beyond the expiration of any applicable notice and cure periods, Landlord shall contribute the sum of $2,336,960.00 toward the cost of Landlord’s Work (the “Work Allowance”). The cost of Landlord’s Work shall include (i) all hard costs and soft costs reasonably incurred by Landlord in connection therewith, including, without limitation, (x) with respect to the obtaining of all required permits and approvals and the preparation, modification and filing of plans, and (y) in connection with any changes and/or additions requested in writing by Tenant (whether or not such changes and/or additions are actually performed by Landlord), but excluding any changes and/or additions required as a result of any errors or omissions made by Landlord’s architect, (ii) the general contractor’s overhead and profit, and (iii) a project management fee to Cassidy Turley New York, Inc. in an amount equal to three percent (3%) of the hard construction costs of Landlord Work (taking into account any change orders requested by Tenant). After ninety (90%) percent of the entire Work Allowance shall have been disbursed by Landlord and Landlord has notified Tenant of same (which notice shall be accompanied with reasonably detailed documentation), Tenant shall be responsible, as Additional Rent, for all amounts, if any, thereafter incurred by Landlord in connection with Landlord’s Work, it being agreed that the final ten (10%) percent of the total Work Allowance in the amount of $233,696.00 shall be applied by Landlord to the final costs of Landlord’s Work incurred by Landlord immediately prior to the substantial completion thereof. Such amounts, if any, shall be paid by Tenant to Landlord as Additional Rent within ten (10) days after demand by Landlord therefor; it being understood that Tenant shall not pay any contractors directly. If any portion of the Work Allowance remains after the completion by Landlord of Landlord’s Work, such portion shall be the sole property of Landlord. The parties agree that the cost of Landlord’s Work shall be paid by the following sources in the order listed below (to the extent that each such source shall be so required): (1) the first ninety (90%) percent of the Work Allowance, (2) the funds of Tenant in an amount equal to the difference between the cost of Landlord’s Work and the sum of the Work Allowance, and (3) the final ten (10%) percent of the Work Allowance; in all events subject to adjustment for change orders requested by Tenant pursuant to Section 42(F) below.

(E) In addition to Landlord’s Work, following the date hereof, Landlord agrees, at Landlord’s sole cost and expense (except as otherwise expressly provided herein), to complete the work indicated on Exhibit E annexed hereto (collectively, “Landlord’s Base Building Work”) in and to the Premises using Building standard materials.

(F) Subject to any delay caused by Tenant or its agents, employees or contractors or by force majeure, Landlord shall use commercially reasonable efforts to substantially complete Landlord’s Work and Landlord’s Base Building Work in a timely manner (without being obligated to employ overtime labor or to incur any extraordinary costs in connection therewith). Any changes and/or additions requested by Tenant to Landlord’s Work (including, without limitation, with respect to any non-Building standard items), shall be subject to Landlord’s prior written approval, which approval may be withheld in Landlord’s sole but reasonable discretion, unless such changes/additional are required to correct any errors or omissions made by Landlord or required as result of a field condition. Tenant acknowledges that Landlord shall in no event be bound by any estimate(s) of the hard and/or soft costs of any such proposed changes and/or additions requested by Tenant and furnished to Tenant by or on behalf of Landlord, and Landlord shall not be liable to Tenant if any of such estimate(s) shall be incorrect for any reason, including Force Majeure.

(G) As used in this Article, the term “Tenant Delay” shall mean any delay in the substantial completion of Landlord’s Work due to any act, neglect, failure or omission of Tenant or its agents, employees, servants or contractors, including but not limited to: (a) any delay in paying any sums due from Tenant hereunder when due, (b) any delay due to any Tenant’s change orders or any other changes in or revisions to the Final Plans requested in writing by Tenant (it being agreed that such event shall not be deemed a Tenant Delay unless Landlord notified Tenant of the delay which may be caused by such change orders or changes and Tenant fails to withdraw the same within one (1) business day after notice thereof from Landlord to Tenant), (c) any delay due to request for materials, finishes or installations which have a delivery date that does not allow for sufficient time for installation prior to what would have been the Commencement Date or which require construction or lead time to perform in excess of that which would be required for use of Building standard materials (it being agreed that such event shall not be deemed a Tenant Delay unless Landlord notified Tenant of the delay which may be caused by request for such materials, finishes or installations, within five (5) business days after Landlord has been advised of such potential delay, and Tenant fails to withdraw said request within three (3) business days after notice thereof from Landlord to Tenant), (d) any delay in supplying any information, requesting revisions to the Final Plans or approving any specifications, estimates, prices or other matter or giving authorizations or the like and such delay shall continue for more than one (1) business day after notice thereof from Landlord to Tenant, and (e) any delay in the completion of any work for which Tenant or its agents, servants, employees or contractors may be responsible, including, without limitation, delay caused by the performance of Tenant’s Initial Work pursuant to the terms of Section 42(J) hereof. Notwithstanding anything herein to the contrary, if there is a delay in the substantial completion of Landlord’s Work, or any portion thereof, due to a Tenant Delay, then Landlord’s Work shall be deemed substantially complete on the date when the Premises or such portion would have been available but for such delay even though work to be done by Landlord has not been commenced or completed. Any additional cost to Landlord to complete the Premises occasioned by a Tenant Delay shall be paid as Additional Rent within ten (10) days after demand therefor. For the purposes of the preceding sentence “additional cost to Landlord” shall mean the total cost incurred in excess of the aggregate cost which Landlord would have incurred to complete the Premises if there had not been a Tenant Delay.

(H) All time periods imposed upon Tenant and/or its agents, employees or contractors in this Article shall be of the essence.

(I) Landlord shall have no obligation to furnish a work allowance or perform any work or provide any services in or to the Premises in order to prepare the same for occupancy by Tenant, other than Landlord’s Work and Landlord’s Base Building Work. Except as otherwise expressly provided herein, (a) Landlord shall have no obligation to perform any work or provide any work allowance or services in or to the Premises in order to prepare the same for occupancy by Tenant, (b) Landlord has not made and does not make any representations or warranties with respect to the Premises, and (c) Tenant agrees to take the Premises in its then “as is” condition on the Commencement Date.

(J) Landlord shall cause the general contractor performing Landlord’s Work to include Tenant and Tenant’s consultant, S.A. Gavish, Inc., as additional insureds on such general contractor’s Commercial General Liability insurance. Landlord shall provide Tenant with early access to the Premises at appropriate and reasonable times no more than eight (8) weeks prior to the date on which Landlord’s Work is anticipated by Landlord to be substantially complete solely to perform Tenant’s IT work or for the purposes of taking measurements for furniture (collectively, “Tenant’s Initial Work”) simultaneously with the performance by Landlord of Landlord’s Work, provided that Tenant’s Initial Work can be performed in a manner which will not interfere with the performance of Landlord’s Work. Prior to the Commencement Date, Landlord and its contractors performing Landlord’s Work in the Premises shall have full and complete priority over the performance by Tenant and its contractors of Tenant’s Initial Work in the Premises. Tenant and Landlord each agrees to (a) cooperate with the other in the performance and scheduling of Tenant’s Initial Work and Landlord’s Work and (b) keep each other apprised of their respective work so as to facilitate the scheduling, coordination and orderly progress of Landlord’s Work and Tenant’s Initial Work, but in no event shall Landlord be obligated to employ overtime labor in connection therewith or to incur any costs in connection therewith in excess of the costs it would have incurred absent such coordination of Landlord’s Work with Tenant’s Initial Work. Tenant agrees that in the performance of Tenant’s Initial Work or otherwise, (i) neither Tenant nor its agents or employees shall interfere with the performance of Landlord’s Work by Landlord and/or its agents or contractors, (ii) Tenant shall comply with any work schedule, rules and regulations reasonably established by Landlord, its agents or employees in connection therewith, and (iii) the labor employed by Tenant shall be harmonious and compatible with the labor employed by Landlord in the Building upon and subject to the applicable terms of Article 7 hereof. Tenant’s access to the Premises prior to the Commencement Date for the purposes permitted in this Section shall be upon and subject to all of the terms and conditions of this Lease (but excluding Tenant’s obligation to pay the Minimum Rent and the monthly recurring payments of additional rent pursuant to the terms of Article 5 hereof), including, without limitation, the obligations set forth in Section 8(E) hereof to pay for Tenant’s use of the freight elevator and the like and the obligations set forth in Articles 12 and 35 hereof to indemnify Landlord and to furnish insurance.

RENEWAL OPTION:

43. (A) Provided (i) Tenant is not in default hereunder beyond the expiration of any applicable notice and/or cure periods as of (a) the date Tenant delivers to Landlord the Election Notice (as hereinafter defined) and (b) the expiration of the initial Term, (ii) Original Tenant (or its successor entity, acquiring entity or related entity) shall be in actual occupancy of at least eighty (80%) percent of the rentable square footage of the Premises at the time of the delivery of the Election Notice and on the commencement of the Renewal Term, and (iii) the Original Tenant, at the time of delivery of the Election Notice, and as of the commencement of the Renewal Term, is the tenant hereunder, Tenant shall have the one-time option to renew the term of this Lease (the “Renewal Option”) for the entire Premises for one additional five (5) year term (the “Renewal Term”) commencing on the day immediately following the last day of the initial Term and ending five (5) years later, which shall thereupon be and become the Expiration Date of this Lease. The Renewal Option must be exercised by notice (the “Election Notice”) to Landlord delivered no earlier than twenty-four (24) months and no later than twelve (12) months prior to the last day of the initial Term.

(B) This Lease, if and as so extended during the Renewal Term, shall be upon the same terms and conditions as contained in this Lease except that (i) the annual Minimum Rent for the Renewal Term shall be a sum equal to the greater of (a) the then escalated rent payable hereunder and (b) the “fair market rent” for the Premises, as determined pursuant to the provisions of Section 43(D) hereof, as of the date occurring six (6) months prior to the commencement of the Renewal Term (such date is hereinafter called the “Determination Date”) and which determination of fair market rent shall be made within a reasonable period of time after the occurrence of the Determination Date pursuant to the provisions of Section 43(D) hereof assuming all of the terms set forth herein, (ii) the Premises shall be delivered in its then “as is”, “where is” condition, (iii) Landlord shall not be required to do any work to the Premises or to provide any work allowance or free rent period or concession and (iv) this Lease, as extended for the Renewal Term, shall not contain any further renewal option. In determining the fair market rent, the provisions of Article 5 hereof in respect of Taxes and Operating Expenses shall remain in effect during the Renewal Term with the same base year as set forth therein, and the retention of such base year shall be recognized in making such determination of fair market rent.

(C) The Renewal Option must be exercised in the manner specifically set forth in Section 43(A) hereof or such option shall be deemed irrevocably waived and all of Tenant’s rights with respect thereto shall wholly cease, terminate and expire. Time shall be of the essence in connection with the exercise of the Renewal Option and the delivery of the Election Notice by Tenant hereunder. Any Election Notice shall be irrevocable by Tenant upon delivery. If Tenant shall fail to duly and timely exercise any Renewal Option, Tenant agrees upon request of Landlord to confirm such non-exercise in writing, but failure to do so by Tenant shall not operate to revive any rights of Tenant under this Article.

(D) (i) Landlord and Tenant shall endeavor to agree as to the amount of the fair market rent for the Premises pursuant to the provisions of Section 43(B) hereof, during the thirty (30) day period following the Determination Date. In the event that Landlord and Tenant can not agree as to the amount of the fair market rent within such thirty (30) day period following the Determination Date, then Landlord or Tenant may initiate the appraisal process provided for herein by giving notice to that effect to the other, and the party so initiating the appraisal process (such party hereinafter called the “Initiating Party”) shall specify in such notice the name and address of the person designated to act as an arbitrator on its behalf. Within thirty (30) days after the designation of such arbitrator, the other party (hereinafter called the “Other Party”) shall give notice to the Initiating Party specifying the name and address of the person designated to act as an arbitrator on its behalf. If the Other Party fails to notify the Initiating Party of the appointment of its arbitrator within the time above specified, then the appointment of the second arbitrator shall be made in the same manner as hereinafter provided for the appointment of a third arbitrator in a case where the two arbitrators appointed hereunder and the parties are unable to agree upon such appointment. The two arbitrators so chosen shall meet within ten (10) days after the second arbitrator is appointed and if, within thirty (30) days after the second arbitrator is appointed, the two arbitrators shall not agree as to the fair market rent of the Premises, they shall together appoint a third arbitrator. In the event of their being unable to agree upon such appointment within thirty (30) days after the appointment of the second arbitrator, the third arbitrator shall be selected by the parties themselves if they can agree thereon within a further period of fifteen (15) days. If the parties do not so agree, then either party, on behalf of both and on notice to the other, may request such appointment by the American Arbitration Association (or organization successor thereto) in New York City in accordance with its rules then prevailing.

(ii) Each party shall pay the fees and expenses of the one of the two original arbitrators appointed by or for such party, and the fees and expenses of the third arbitrator and all other expenses (not including the attorneys’ fees, witness fees and similar expenses of the parties which shall be borne separately by each of the parties) of the arbitration shall be borne by the parties equally.

(iii) The third arbitrator shall determine the fair market rent of the Premises by choosing either Landlord’s or Tenant’s arbitrator’s determination of fair market value. In the event the first two arbitrators shall have agreed upon the fair market rent of the Premises, they shall render a written certified report of their determination to both Landlord and Tenant within thirty (30) days of the appointment of the first two arbitrators. In the event a third arbitrator was appointed pursuant to this Section 43(D), the third arbitrator shall render a written certified report of his or her determination to both Landlord and Tenant within thirty (30) days from the appointment of the third arbitrator. The fair market rent, as so determined, shall be applied to determine the Minimum Rent pursuant to Section 43(B) hereof.

(iv) Each of the arbitrators selected as herein provided shall have at least ten (10) years experience in the leasing and renting of office space in first class office buildings in the Borough of Manhattan and shall not be affiliated with either party or have been in either party’s employment within the prior five (5) years.

(E) (i) If on the first day of the Renewal Term, the amount of the Minimum Rent payable during the Renewal Term in accordance with the foregoing paragraphs of this Article shall not have been determined, then, pending such determination, Tenant shall pay Minimum Rent at the rent for the Renewal Term as proposed by Landlord (the “Temporary Rate”). After the determination by arbitration of the annual fair market rental value of the Premises, if such rental value is less than the “Temporary Rate,” Landlord shall promptly pay to Tenant (or credit against the next Minimum Rent becoming due) the excess of the Temporary Rate above the rental value required to be paid during the Renewal Term, together with interest at the Prime Rate on the amount so paid; and the Minimum Rent so determined by the arbitration shall be payable during the Renewal Term.

(F) Upon determination of the Minimum Rent for the Renewal Term, upon the request of either Landlord or Tenant, the parties shall execute, acknowledge and deliver to each other an agreement specifying the amount of the Minimum Rent for such Renewal Term (but any failure to execute such an agreement shall not affect Tenant’s obligation to pay and Landlord’s right to receive such Minimum Rent).

ROOFTOP EQUIPMENT:

44. Landlord has leased to SpectraSite Communications, LLC through February 20, 2016 the Building’s rooftop space available for the installation of communications antennas and satellite dishes. If Tenant desires to install a communications antenna or satellite dish on the Building’s rooftop to provide service to the Premises, Tenant shall make arrangements directly with SpectraSite Communications, LLC. Tenant acknowledges that SpectraSite Communications, LLC has the right (i) to charge a licensing fee to Tenant for the installation of any equipment on the Building’s rooftop, (ii) to regulate access to such antenna or satellite dish, and (iii) to approve the equipment, means of installation, any modifications to the equipment, and removal of the same at the end of the Term.

TERMINATION RIGHT:

45. (A) Subject to and in accordance with the provisions of this Article, provided (i) Tenant is not in default hereunder beyond the expiration of any applicable notice and/or cure periods, and (ii) Original Tenant (or its successor entity, acquiring entity or related entity) shall be Tenant under this Lease, Tenant shall have the one-time right (“Termination Right”) to terminate this Lease effective as of the date that is the seventh (7th) anniversary of the Commencement Date (the “Termination Effective Date”) to be exercised by notice to Landlord (the “Termination Notice”) delivered no earlier than twenty-four (24) months and no later than twelve (12) months prior to Termination Effective Date (time being of the essence) in accordance with the provisions of this Article (such date of termination set forth in Tenant’s notice being hereinafter referred to as the “Early Termination Date”); which right is granted in consideration of the payment by Tenant to Landlord of the Termination Fee (as hereinafter defined), as hereinafter provided.

(B) Any Termination Notice delivered to Landlord by Tenant must be accompanied by a bank or certified check (subject to collection) payable to the direct order of Landlord in an amount (the “Termination Fee”) equal to $1,573,782. Tenant’s Termination Notice shall, at Landlord’s option, be null and void if on the date Landlord receives the same, or as of the Early Termination Date, Tenant is in monetary or material non-monetary default under the Lease beyond the expiration of any applicable notice and/or grace periods or if Landlord has not timely received payment of the Termination Fee. If Tenant’s Termination Notice is declared by Landlord to be null and void as aforesaid, Landlord shall have the right to apply any portion of the Termination Fee received by it to any reasonable out-of-pocket expenses and damages incurred by Landlord as a result of Tenant’s default, and the balance shall immediately be returned to Tenant.

(C) If Tenant properly exercises its Termination Right, then as of the Early Termination Date this Lease shall terminate and end as fully and completely as if such Early Termination Date were the Expiration Date. Accordingly and without limiting the generality of the foregoing, on or prior to the Early Termination Date, Tenant shall vacate the Premises in accordance with the provisions of this Lease, and from and after such Early Termination Date neither party shall have any further rights against or obligations to the other with respect to Premises by reason of the Lease (as amended hereby) or the estate created thereby, except for such rights and obligations which by the terms of the Lease are otherwise to survive the expiration or termination hereof.

(D) Notwithstanding anything to the contrary contained in this Agreement, the provisions of Article 38 of this Lease (as amended hereby) shall expressly apply to the surrender of the Premises by Tenant to Landlord upon the applicable Early Termination Date. Nothing contained in this Paragraph shall (i) imply any right of Tenant to remain in the Premises after the applicable Early Termination Date without the execution of a new lease, (ii) imply any obligation of Landlord to grant a new lease, or (iii) be construed to limit any right or remedy that Landlord has against Tenant as a holdover tenant or trespasser.

MISCELLANEOUS:

46. (A) If any of the provisions of this Lease, or the application thereof to any person or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision or provisions to persons or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

(B) Landlord and Tenant each hereby (a) irrevocably consents and submits to the jurisdiction of any Federal, state, county or municipal court sitting in the State of New York having subject matter jurisdiction in respect to any action or proceeding concerning any matters arising out of or in any way relating to this Lease; (b) irrevocably waives all objections as to venue and any and all rights it may have to seek a change of venue with respect to any such action or proceedings if the same is brought in New York City; and (c) agrees that this Lease and the rights and obligations of the parties shall be governed by and construed, and all actions, proceedings and all controversies and disputes arising under or of or relating to this Lease shall be resolved in accordance with the internal substantive laws of the State of New York applicable to agreements made and to be wholly performed with the State of New York.

(C) If, in connection with obtaining financing for the Building, a bank, insurance company or other lending institution shall request reasonable modifications to this Lease as a condition to such financing, Tenant will not unreasonably withhold its consent thereto, provided that such modifications do not adversely affect Tenant’s rights or increase Tenant’s obligations hereunder, in each case beyond a de minimis extent.

(D) Wherever it is specifically provided in this Lease that a party’s consent is not to be unreasonably withheld, a response to a request for such consent shall also not be unreasonably conditioned or delayed. Tenant hereby waives any claim against Landlord which it may have based upon any assertion that Landlord has unreasonably withheld or unreasonably delayed any consent required hereunder, and Tenant agrees that its sole remedy shall be an action or proceeding to enforce any such provision or for specific performance, injunction or declaratory judgment. In the event of such a determination, the requested consent shall be deemed to have been granted; however, Landlord shall have no liability to Tenant for its refusal or failure to give such consent. The sole remedy for Landlord’s unreasonably withholding or delaying of consent shall be as provided in this Section; provided, however, in the event that a court determines that Landlord acted maliciously or in bad faith in unreasonably withholding, conditioning, or delaying its consent or approval in an instance where Landlord was obligated not to unreasonably withheld, condition or delay its consent or approval, then the limitation on damages and remedies provided for in Section shall have no further application. Notwithstanding anything to the contrary provided in this Lease, in any instance where the consent of a ground lessor and/or a mortgagee is required, Landlord shall not be required to give its consent until and unless such ground lessor and/or mortgagee has given its consent. Landlord agrees to seek such consent if Landlord would otherwise consent in such instance.

(E) The person(s) executing this Lease on behalf of Tenant and Landlord hereby represent and warrant that they have been duly authorized to execute this Lease for and on behalf of their respective parties.

(F) The listing of any name other than that of Tenant, whether on the doors of the Premises, on the Building directory, if any, or otherwise, shall not operate to vest any right or interest in this Lease or in the Premises, nor shall it be deemed to be the consent of Landlord to any assignment or transfer of this Lease, to any sublease of the Premises, or to the use or occupancy thereof by others.

(G) If Tenant is a partnership (or is comprised of two (2) or more persons, individually, or as joint venturers or as copartners of a partnership, which for purposes of this Section shall include a limited liability partnership and a limited liability company) or if Tenant’s interest in this Lease shall be assigned to a partnership (or to two (2) or more persons, individually, or as joint venturers or as copartners or a partnership) (any such partnership and such persons are referred to in this Section as “Partnership Tenant”), the following provisions shall apply to such Partnership Tenant: (i) the liability of each of the general partners comprising Partnership Tenant shall be joint and several, and (ii) each of the parties comprising Partnership Tenant hereby consents in advance to, and agrees to be bound by, any modification, termination or surrender of this Lease which may hereafter be made and by any notices, demands, requests or other communications which may hereafter be given, by Partnership Tenant or by any of the parties comprising Partnership Tenant, and (iii) any bills, statements, notices, demands, requests or other communications given or rendered to Partnership Tenant or to any of the parties comprising Partnership Tenant shall be deemed given or rendered to Partnership Tenant and to all such parties and shall be binding upon Partnership Tenant and all parties and (iv) if Partnership Tenant shall admit new general partners, all such new general partners shall, by their admission to Partnership Tenant, be deemed to have assumed performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed, and (v) Partnership Tenant shall give prompt notice to Landlord of the admission of any such new general partners, and upon demand of Landlord, shall cause each such new general partner to execute and deliver to Landlord an agreement in form satisfactory to Landlord, wherein each such new general partner shall assume jointly and severally performance of all of the terms, covenants and conditions of this Lease on Tenant’s part to be observed and performed (but neither Landlord’s failure to request any such agreement nor the failure of any such new general partner to execute or deliver any such agreement to Landlord shall vitiate the provisions of this Section 49(G).

(H) Omitted.

(I) Landlord and Tenant understand, agree, and acknowledge that (i) this Lease has been freely negotiated by both parties and (ii) in any controversy, dispute, or contest over the meaning, interpretation, validity, or enforceability of this Lease or any of its terms or conditions, there shall be no inference, presumption, or conclusion drawn whatsoever against either party by virtue of that party having drafted this Lease or any portion thereof.

(J) Notwithstanding anything herein to the contrary, it is to be strictly understood and agreed that (i) the submission by Landlord to Tenant of any drafts of this Lease or any correspondence with respect thereto shall (a) be deemed submission solely for Tenant’s consideration and not for acceptance and execution, (b) have no binding force or effect, (c) not constitute an option for the leasing of the Premises or a lease or conveyance of the Premises by Landlord to Tenant and (d) not confer upon Tenant or any other party any title or estate in the Premises, (ii) the terms and conditions of this Lease shall not be binding upon either party hereto in any way unless and until it is unconditionally executed and delivered by both parties and all conditions precedent to the effectiveness thereof shall have been fulfilled or waived, and (iii) if this Lease is not so executed and delivered for any reason whatsoever (including, without limitation, either party’s willful or other refusal to do so or bad faith), neither party shall be liable to the other with respect to this Lease on account of any written or parol representations, negotiations, any legal or equitable theory (including, without limitation, part performance, detrimental reliance, promissory estoppel, or undue enrichment) or otherwise.

(K) Tenant expressly acknowledges and agrees that Tenant shall not cause or permit any work of art or other item that fall under the protection or regulation of the Visual Artists Rights Act of 1990 to be installed, constructed, erected or maintained in, on or at the Premise in violation of the Visual Artists Rights Act of 1990.

(L) In the event of any dispute between Landlord and Tenant in any way related to this Lease, the non-prevailing party shall pay to the prevailing party all reasonable attorneys’ fees and disbursements, without restriction by statute, court rule or otherwise, incurred by the prevailing party in connection with any action or proceeding (including any appeal and the enforcement of any judgment or award), whether or not the dispute is litigated or prosecuted to final judgment (collectively, “Fees”). The “prevailing party” shall be determined based upon an assessment of which party’s major arguments or positions taken in the action or proceeding could fairly be said to have prevailed (whether by compromise, settlement, abandonment by the other party of its claim or defense, final decision, after any appeals, or otherwise) over the other party’s major arguments or positions on major disputed issues. Any Fees incurred in enforcing a judgment shall be recoverable separately from any other amount included in the judgment and shall survive and not be merged in the judgment.

(M) Tenant represents and warrants to Landlord that (a) Tenant and each person or entity directly or indirectly owning an interest in Tenant is (1) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control of the Department of the Treasury (“OFAC”) and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation (collectively, the “List”), and (2) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States, (b) none of the funds or other assets of Tenant constitute property of, or are beneficially owned, directly or indirectly, by, any Embargoed Person, (c) no Embargoed Person has any interest of any nature whatsoever in Tenant (whether directly or indirectly), (d) none of the funds of Tenant have been derived from any unlawful activity with the result that the investment in Tenant is prohibited by law or that this Lease is in violation of law, and (e) Tenant has implemented procedures, and will consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. The term “Embargoed Person” means any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Tenant is prohibited by law or Tenant is in violation of law.

(i) Tenant covenants and agrees (a) to comply with all Legal Requirements relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect, (b) to immediately notify Landlord in writing if any of the representations, warranties or covenants set forth in this Section are no longer true or have been breached or if Tenant has a reasonable basis to believe that they may no longer be true or have been breached, (c) not to use funds from any “Prohibited Person” (as such term is defined in the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) to make any payment due to Landlord under this Lease and (d) at the request of Landlord, to provide such information as may be reasonably requested by Landlord to determine Tenant’s compliance with the terms hereof.

(ii) Tenant hereby acknowledges and agrees that Tenant’s inclusion on the List at any time during this Lease Term shall be a material default of this Lease. Notwithstanding anything to the contrary contained herein, including but not limited to Tenant’s rights under Section 15(I), Tenant shall not permit the Premises or any portion thereof to be used or occupied by any person or entity on the List or by any Embargoed Person (on a permanent, temporary or transient basis), and any such use or occupancy of the Premises by any such person or entity shall be a material default of this Lease.

(N) This Lease may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single agreement. Any signature page to any counterpart may be detached from such counterpart without impairing the legal effect of the signatures thereon and thereafter attached to another counterpart identical thereto except having attached to it additional signature pages. Delivery of an executed counterpart of this Lease by facsimile or electronically shall be equally effective as delivery of an original executed counterpart.

[end of agreement; signatures follow on the next page]

IN WITNESS WHEREOF, Landlord and Tenant have respectively signed and sealed this Lease as of the date first above written.

LANDLORD:

250 PARK AVENUE, LLC, a Delaware limited liability company

By: /s/ Daniel J. Bradley
Name: Daniel J. Bradley
Title: Authorized Signatory

TENANT:

CIFC CORP.

By: /s/ Robert C. Milton III
Name: Robert C. Milton III
Title: Authorized Signatory